PROSPECTUS

                                1,250,000 SHARES
                          GALVESTON'S STEAKHOUSE CORP.
                                  COMMON STOCK
                                ($.01 PAR VALUE)
                            ------------------------

     The 1,250,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Galveston's Steakhouse Corp. (the "Company") offered hereby are being sold by the Company.


     The initial public offering price of the Shares is $5.00 per share. See "Underwriting" for information regarding factors considered in determining the initial public offering price. Prior to this offering (this "Offering"), there has been no public market for the Common Stock and there can be no assurance that any significant trading market will develop or be sustained. The Shares have been approved for quotation on The Nasdaq SmallCap Market (the "Nasdaq SmallCap") under the symbol "SIZL".

                            ------------------------

   THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. AN INVESTMENT IN THESE
     SECURITIES SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS
       OF THEIR ENTIRE INVESTMENT. POTENTIAL PURCHASERS SHOULD CAREFULLY
        CONSIDER THE MATTERS  SET FORTH UNDER "RISK FACTORS" BEGINNING
                           ON PAGE 6 AND "DILUTION".

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
        THE CONTRARY                                  IS A CRIMINAL
                                    OFFENSE.

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                    UNDERWRITING
                                               PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                PUBLIC             COMMISSIONS(1)            ISSUER(2)
------------------------------------------------------------------------------------------------------------
Per Share..............................          $5.00                  $0.50                  $4.50
------------------------------------------------------------------------------------------------------------
Total(3)...............................       $6,250,000              $625,000              $5,625,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------


(1) Does not include additional compensation to be received by the Underwriters in the form of (i) a non-accountable expense allowance of 3% of the gross proceeds of this Offering, or $0.15 per share (for an aggregate amount of $187,500, or $215,625 if the over-allotment option described in note 3 below is exercised in full); and (ii) Underwriters' warrants to purchase 115,000 shares of Common Stock to be sold to such Underwriters for nominal consideration, exercisable commencing one year after the date of this Prospectus. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offering estimated at $275,000 payable by the Company. See "Use of Proceeds" and "Underwriting."
(3) The Underwriters have been granted a 30-day option to purchase up to 187,500 additional shares of Common Stock from the Company on the same terms set forth above, solely to cover over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $7,187,500, $718,750 and $6,468,750, respectively.


                            ------------------------

     The Shares are offered by the Underwriters on a "firm commitment" basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the right of the Underwriters to reject any order in whole or in part. Delivery of certificates representing the Shares will be made at the offices of William Scott & Co., L.L.C., 1030 Salem Road, Union, New Jersey 07083 on or about March 4, 1998.

                            ------------------------

WILLIAM SCOTT & CO., L.L.C.                             HORNBLOWER & WEEKS, INC.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 27, 1998

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF.

     The Company currently is not a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering made hereby, the Company will become subject to the periodic and other informational requirements of the Exchange Act. The Company intends to distribute to its stockholders Annual Reports containing audited financial statements and may distribute quarterly reports as determined by the Board of Directors of the Company. The Company's fiscal year ends December 31.

     This Prospectus may be deemed to contain forward-looking statements. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks set forth herein, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, SEE "UNDERWRITING."

     THESE SECURITIES MAY NOT BE PURCHASED BY ANY INVESTOR IN THE STATE OF SOUTH CAROLINA UNLESS SUCH INVESTOR HAS A MINIMUM ANNUAL GROSS INCOME OF $60,000 AND A NET WORTH OF $250,000.

     THESE SECURITIES MAY NOT BE PURCHASED BY ANY INVESTOR IN THE STATE OF CALIFORNIA UNLESS SUCH INVESTOR HAS A MINIMUM ANNUAL GROSS INCOME OF $65,000 AND A NET WORTH OF $250,000 (EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES), OR, IN THE ALTERNATIVE, A LIQUID NET WORTH OF $500,000, OR $1,000,000 NET WORTH (INCLUSIVE), OR $200,000 GROSS ANNUAL INCOME.

Galveston's unique seaside "roadhouse" exterior decor.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated the information presented in this Prospectus gives effect to a 1-for 3.671 reverse stock split of the Company's common stock effected on August 11, 1997, a subsequent forward stock split of
1.650 for 1 on December 30, 1997 and assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

     The Company currently owns two (2) steakhouse restaurants and operates two
(2) others in Southern California, which together formerly comprised all of the restaurants known as "Texas Loosey'st Chili Parlor & Saloon" ("Texas Loosey's"). The Company first acquired two (2) Texas Loosey's restaurants on August 19, 1996 pursuant to an Asset Purchase Agreement, dated April 10, 1996, and is in escrow on a September 23, 1996 agreement to purchase the remaining two (2) Texas Loosey's restaurants. The Company anticipates that escrow will close on these two restaurants immediately following the closing of the offering.

     The Company has converted one of the owned Texas Loosey's restaurants into a Galveston'st steakhouse restaurant reminiscent of the late 1950's and early 1960's, with popular rock 'n roll music from that period. Maps of Galveston Island, Route 66 road signs, pictures of James Dean, wild beach saw grass and other Galveston Island and Texas-style motifs decorate the restaurant's casual setting. The Company's Galveston's restaurant offers high quality, reasonably priced, mesquite-grilled steak, fresh fish, hamburgers, chicken and other specialty items to a diverse clientele. The Company intends to convert its other restaurants into Galveston's steakhouses in this same manner at a total cost of approximately $300,000. After the other three (3) existing restaurants are remodeled, the Company intends to develop additional Galveston's steakhouses and to identify and develop new markets. The Company believes that the high quality, moderately priced segment of the restaurant industry presents an opportunity for significant growth. There can be no assurance given, however, that such growth will, in fact, be achieved.

     The Company was incorporated under the laws of the State of Delaware on June 3, 1996 under the name "Texas Loosey's Steakhouse & Saloon, Inc.". The Company changed its name to "Galveston's Steakhouse Corp." on December 19, 1996. Its executive offices are located at 151 E. Alessandro Boulevard, Riverside, California 92508 and its telephone number is (909) 789-7606.

     This Prospectus may be deemed to contain forward-looking statements. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks set forth herein, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

                                  THE OFFERING

Common Stock Offered by the Company.....   1,250,000 shares

Common Stock Outstanding Before the
  Offering(2)...........................   825,000 shares

Common Stock to be Outstanding After the
  Offering(1)(2)........................   2,402,075 shares

Proposed Nasdaq SmallCap Symbol.........   "SIZL"

Use of Proceeds.........................   Open six (6) to eight (8) additional Company-owned
                                           restaurants, remodel three (3) of the Company's
                                           four (4) existing restaurants (two of which are in
                                           escrow), repay certain notes payable to the
                                           Company's private placement bridge financing
                                           investors, repay certain notes payable to the
                                           sellers of the Texas Loosey's restaurants, repay
                                           other notes payable, reduce accounts payable and
                                           accrued expenses, and working capital and general
                                           corporate purposes.

Risk Factors............................   The securities offered hereby involve a high degree
                                           of risk and immediate and substantial dilution.
                                           Investors should purchase the securities offered
                                           hereby only if they can afford the loss of their
                                           entire investment. See "Risk Factors" and
                                           "Dilution."

---------------

(1) Includes 1,250,000 shares of Common Stock offered hereby, 55,200 shares of Common Stock issuable following the closing of this offering related to the conversion of $92,000 of convertible notes payable and 271,875 shares of Common Stock issuable following the closing of this offering related to the conversion of $1,087,500 of bridge notes.

(2) Excludes 1,000,000 outstanding shares of Series B Convertible Preferred Stock held by Richard M. Lee which are convertible into Common Stock, at the option of the holder, at a conversion price per share equal to 150% of the initial public offering price of the Company's Common Stock, upon the earlier of: (a) the date the Company's net profits equal or exceed $3.5 million, or (b) the date which is eight (8) years from the closing date of this Offering. See "Description of Securities."

                           SUMMARY OF FINANCIAL DATA

     The following information is qualified by reference to, and should be read in conjunction with, the financial statements and the notes thereto and "Management's Discussion and Analysis or Plan Of Operation" contained elsewhere in this Prospectus. The following information for the year ended December 30, 1995 and the period from December 31, 1995 through August 18, 1996 were for periods under the ownership and operation of TLC Restaurant Management Corp. ("TLC"). The Company acquired and took over the operation of the two (2) restaurants constituting the Texas Loosey's business from TLC effective August 19, 1996. The Company was incorporated on June 3, 1996. Also, in this Prospectus are unaudited financial statements for the nine months ended September 30, 1997 of the Company, which have been prepared on the same basis as the audited financial statements and in the opinion of management contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The financial statements of the Company and its predecessor, TLC, are not comparable due to the significant amount of debt incurred by the Company to consummate the acquisition and due to the significant purchase accounting adjustments that resulted therefrom.

STATEMENTS OF OPERATIONS DATA:
                                                                                                                 UNAUDITED
                                                                                                                    1997
                                       1995                  1996                                               ------------
                                    ----------    --------------------------                                    GALVESTON'S
                                       TLC           TLC        GALVESTON'S            UNAUDITED 1996               NINE
              INCOME                   YEAR        12-31-95        6-3-96       ----------------------------       MONTHS
             STATEMENT                ENDED           TO             TO          PRO FORMA                         ENDED
              CAPTION                12-30-95      8-18-96        12-31-96      ADJUSTMENTS      PRO FORMA        9/30/97
            ----------              ----------    ----------    ------------    ------------    ------------    ------------
Revenues........................... $2,063,364    $1,096,262     $  416,544      $       --     $ 1,512,806      $$1,481,719
Restaurant Costs...................  2,166,209     1,144,538        547,981        40,585(1)      1,733,104       1,376,024
                                    ----------    ----------     ----------                     ------------     ----------
                                      (102,845)      (48,276)      (131,437)                       (220,298)        105,695
Other Income/(Expenses):
General & Administrative...........   (408,179)     (103,271)      (136,467)             --        (239,738)       (264,103)
Pre-Opening & Start-Up Costs.......         --            --       (433,694)             --        (433,694)        (63,955)
Other..............................      2,110         1,312         30,419         (47,667)(2)     (15,936)        (17,450)
                                    ----------    ----------     ----------                     ------------     ----------
Operating Loss.....................   (508,914)     (150,235)      (671,179)                       (909,666)       (239,813)
Interest & Financing Costs.........    (11,605)      (10,459)      (271,373)       (167,427)(3)    (449,259)       (466,044)
                                    ----------    ----------     ----------                     ------------     ----------
Net Loss........................... $ (520,519)   $ (160,694)    $ (942,552)                    $(1,358,925)     $ (705,857)
                                    ----------    ----------     ----------                     ------------     ----------
                                    ----------    ----------     ----------                     ------------     ----------
Net Loss per Common Share.......... $   (52.05)   $   (16.07)    $    (1.19)     $              $     (1.70)     $    (0.88)
Weighted average number of common
  shares outstanding...............     10,000        10,000        795,000                         795,000         800,073

                                                                                             9/30/97
                                                                 12/31/96         ------------------------------
                        BALANCE SHEET DATA                        ACTUAL            ACTUAL       AS ADJUSTED(4)
                       --------------------                  -----------------    -----------    ---------------
                                                                                           (UNAUDITED)
        Working Capital...................................      $(1,533,104)      $(2,162,131)     $ 4,309,869
        Total Assets......................................        1,800,305         2,429,350        6,612,350
        Long Term Debt....................................          870,000           870,000          870,000
        Notes Payable.....................................        1,469,972         2,289,000               --
        Accumulated Deficit...............................         (942,552)       (1,648,409)      (1,832,409)
        Stockholders' Equity (Deficit)....................         (765,189)       (1,172,596)       5,299,404

FOOTNOTES TO SUMMARY OF FINANCIAL DATA

(1) The pro forma adjustment related to restaurant costs is for depreciation and amortization of fixed assets and leasehold improvements. Had the Company recorded depreciation and amortization expense for a full 12 months, additional expense in the amount of $40,585 would have been recognized.

(2) The pro forma adjustment to other expenses is related to the amortization of intangible assets. Had the Company recorded amortization expense for a full 12 months, additional expense in the amount of $47,667 would have been recognized.

(3) The Company would have incurred an additional $167,427 in interest expense if the debt that was raised from inception (June 3, 1996) through December 31, 1996 had been outstanding for a full 12 months.

(4) Gives effect to (i) net proceeds of $5,162,500 associated with the sale of 1,250,000 shares of the Company's Common Stock, (ii) conversion of $92,000 in convertible notes payable into shares of Common Stock and the related interest charge of $184,000 associated with this conversion (iii) the conversion of $1,087,500 of bridge notes to shares of Common Stock, (iv) the contribution of $130,000 from certain stockholders and (v) repayment of notes payable of $1,109,500.

                                  RISK FACTORS

     The securities offered hereby are highly speculative and involve a high degree of risk and substantial dilution. An investment in these securities should be made only by investors who can afford the loss of their entire investment. In addition to the factors set forth elsewhere in this prospectus, prospective investors should give careful consideration to the following risk factors in evaluating the Company and its business before purchasing the securities offered hereby.

     This prospectus may be deemed to contain forward-looking statements. Forward-looking statements in this prospectus or hereafter included in other publicly available documents filed with the commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks set forth herein, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

GOING CONCERN UNCERTAINTY; NO HISTORY OF EARNINGS; ACCUMULATED DEFICIT; WORKING CAPITAL DEFICIT AND STOCKHOLDERS' DEFICIT.

     The Company has suffered substantial losses since inception. For the nine months ending September 30, 1997, the Company had a net loss of $705,857. As of September 30, 1997, the Company's accumulated deficit totaled $1,648,409. In addition, as of September 30, 1997, the Company had a working capital deficit of $2,162,131. Moreover, as of September 30, 1997, the Company had a stockholders' deficit of $1,172,596. The financial statements included in this Prospectus have been prepared assuming that the Company will continue as a going concern; however, the financial condition of the Company at December 31, 1996 and at the present time raises substantial doubt about the ability of the Company to continue as a going concern. See "Report of Independent Public Accountants." The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise sufficient capital to meet its needs and its ability to achieve successful operations. There can be no assurance that the Company will be successful in raising sufficient capital to meet its needs and even if the Company does raise additional capital, there can be no assurance that it will achieve successful operations. See "Risk Factors -- Business," "Risk Factors -- Proposed Expansion; Future Restaurant Capital Financing Needs," "Business" and "Financial Statements."

LIMITED OPERATING HISTORY

     The Company was organized on June 3, 1996, and, as such, has a limited operating history on which investors may evaluate the Company's performance. In general, the Company can provide no assurance of the success of its business plan or management's strategies. See "Risk Factors -- Business." In view of its lack of a significant operating history and inexperience, the Company remains vulnerable to a variety of business risks generally associated with start-up companies. The Company will be subject to numerous risks, expenses, problems and difficulties typically encountered in establishing a new business. The Company can provide no assurance that future operating results of existing restaurants or those of future restaurants will be profitable. As stated above, the Company has incurred substantial losses since inception. The Company expects that it will continue to incur losses until the number of restaurants owned and operated by the Company increase to between six (6) to eight (8) restaurants and, as such, are sufficient to support its expenses. The Company expects to acquire the additional restaurants to equal between six (6) to eight (8) units within twelve
(12) months from IPO. There can be no assurance, however, that the Company will, in fact, be able to increase the number of restaurants owned and operated by it within such time period. See "Risk Factors -- Restaurant Industry and Competition," "Business -- Expansion," -- Marketing," and "-- Competition."

NEED FOR ADDITIONAL WORKING CAPITAL

     The Company has incurred substantial operating losses since commencing operations in June 1996. There can be no assurance if or when the Company will achieve profitability. The Company anticipates that its capital resources, including the $5,162,500 of net proceeds from this Offering, will be adequate to satisfy its capital requirements for at least twelve (12) months following completion of the Offering. The Company will use the net proceeds to retire $1,109,500 of current debt. There can be no assurance, however, that the Company's cash requirements during this period will not exceed its available resources. See "Use of Proceeds" and "Management's Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources." During the next twelve (12) months, the Company intends to remodel three (3) of its existing restaurants at a cost of approximately $100,000 per restaurant and expand through acquisition and enhancement of additional existing steakhouses, which remodeling and expansion will require the expenditure of significant working capital. The Company's future capital requirements will depend upon many factors, including the Company's ability to operate its own stores successfully, as well as market developments and cash flow from operations. In the event that the net proceeds of this Offering and cash generated from operations are insufficient to fund the Company's activities, the Company will be required to raise additional funds through bank or other borrowings, or equity or debt financings. There can be no assurance that additional financing, if required, will be available at all or in amounts or on terms acceptable to the Company. In addition, any equity financing could result in dilution to the Company's existing stockholders. Failure to obtain additional working capital in a timely manner or on acceptable terms could have a material adverse effect on the Company, its operations, financial results and prospects and could cause the Company to amend or delay its expansion plans. See "Business," "Management's Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources" and the Financial Statements of the Company included elsewhere herein.

EFFECT OF POSSIBLE DEFAULT UNDER THE ASSET PURCHASE AGREEMENT.

     Pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") with TLC, Better Business Security, Inc., River Diego Investment Corp. and Ron Walton ("Walton") (collectively, the "TL Sellers"), on August 19, 1996, the Company acquired two (2) restaurants known as "Texas Loosey's Chili Parlor & Saloon" for a purchase price of $1.52 million, with the cash portion of such purchase price being $275,000 and the remainder of such purchase price being payable in the form of two promissory notes in the amounts of $375,000 (the "First TL Note") and $870,000 (the "Second TL Note"), respectively, secured by the assets acquired by the Company. The First TL Note was originally due on the earlier of: February 19, 1997, being the date which was six months following the closing date of the acquisition of the Texas Loosey's restaurants (the "Six Month Date") or the date that the Company filed a registration statement with the Commission for an initial public offering of its securities. Pursuant to an Extension Agreement, dated March 24, 1997, as amended, the due date for the First TL Note has since been extended to February 15, 1998. The First TL Note bears interest at the rate of ten percent (10%) per annum from August 19, 1996 through February 19, 1997 and at the rate of fifteen percent (15%) per annum from February 19, 1997 through February 15, 1998. The Second TL Note bears interest at the rate of eight percent (8%) per annum from August 19, 1996. Commencing February 19, 1997 interest only payments of $6,032 are due monthly for one year. Commencing February 19, 1998 through July 19, 2001, principal and interest payments of $10,978 are due monthly. The remaining principal balance is due via a balloon payment on August 19, 2001. See "Business -- Purchase of Texas Loosey's Restaurants."

     As secured creditors, the TL Sellers would have the right to foreclose on the assets of the Company comprising the two acquired restaurants if the Company defaulted on the payment of either promissory note. The Company intends to repay the First TL Note with the proceeds of this Offering. See "Use of Proceeds."

BUSINESS

     The Company's business plan and prospects are dependent upon, among other things, the availability of suitable future restaurant sites, timely development and construction of restaurants, the hiring of skilled management and other personnel, the ability of the Company to successfully manage growth (including monitoring its restaurants, controlling costs, and maintaining effective quality controls), and the availability of adequate financing. The Company has no significant experience in developing or operating restaurants or effectuating restaurant expansion, and the lack of success or closing of any restaurants developed or acquired by the Company (and in the case of the closing of a restaurant, any continuing lease obligations or the resulting loss of the Company's construction development costs), could have a material adverse effect upon the Company. There can be no assurance that the Company will be able to successfully implement its business plan or that unanticipated expenses, problems or difficulties will not result in material delays in its implementation. See "Business."

GOVERNMENT REGULATION

     The Company's restaurant operations are subject to numerous national and local, health, sanitation, employment, safety and franchising regulations and standards, as well as local authorities and local zoning, building code and land-use regulations. There can be no assurance that the Company will be able, for financial reasons or otherwise, to comply with any laws or regulations or that amendments to existing laws and regulations or new laws and regulations will not be enacted in the future that could require the Company to alter methods of operations in the future at costs that could be substantial. In addition, each restaurant must obtain appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant has food service licenses from local health authorities. Each restaurant's liquor license must be renewed annually and may be revoked at any time for cause. Failure to comply with any such laws or regulations, or the loss of the Company's liquor licenses, or inability to obtain any of the same, would likely have a material adverse effect on the Company. In California, there is a set number of alcoholic beverage licenses available, but there is an active market through which new licenses can be obtained at the then-applicable market price. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere. See "Business -- Government Regulation."


POSSIBLE DRAMSHOP LIABILITY


     The Company may be subject to "dram-shop" liability, which generally provides a person injured by an intoxicated person with the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. To address any such potential liability, the Company carries liquor liability coverage as part of its comprehensive general liability insurance.

GEOGRAPHIC CONCENTRATION IN CALIFORNIA; RISK OF EARTHQUAKES; RESTAURANT BASE

     All of the four (4) existing restaurants owned and/or operated by the Company are located in Southern California. Accordingly, the restaurants are susceptible to fluctuations in their business caused by adverse economic or other conditions in that region of the United States, including natural disasters, such as earthquakes, or other acts of God. While the Company maintains business interruption insurance, it does not maintain any earthquake insurance. In the event the Company's restaurants were to suffer damage from an earthquake the Company could be materially and adversely affected. California has only recently begun to recover from an economic recession. Each restaurant represents a significant investment and long-term commitment which limits the Company's ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect the Company's operations. In addition, the Company has a small number of restaurants relative to its competitors. Consequently, a decline in the profitability of an existing restaurant or the introduction of an unsuccessful new restaurant could have a more significant effect on the combined restaurants' results of operations than would be the case in a company with a larger number of restaurants.

PROPOSED EXPANSION; FUTURE RESTAURANT CAPITAL FINANCING NEEDS

     Although the Company intends to pursue a strategy of aggressive growth and will seek to increase the number of Company-owned restaurants over the next twelve (12) months to between six (6) and eight (8) restaurants at a cost of approximately $550,000 per restaurant, the Company has limited experience in effectuating rapid restaurant expansion or in managing a large number of restaurants or restaurants which are geographically dispersed. The Company's proposed expansion may over-burden the Company's personnel and financial resources. The Company's proposed expansion will depend on, among other things, market acceptance for the Company's Galveston's steakhouse concept, the availability at a reasonable cost of suitable restaurant sites, timely development and construction of restaurants, the hiring of skilled management and other personnel, the general ability to successfully manage growth (including monitoring restaurants, controlling costs and maintaining effective quality controls) and the availability of adequate financing. There can be no assurance that the Company will be successful in its proposed expansion. In view of the currently small restaurant base, the closing of any single Company restaurant could have an adverse effect upon the Company. The Company does not currently intend to expand its operations through the sale of franchises. See "Business -- Expansion."

     The Company's ability to achieve its expansion plans will depend on a variety of factors, many of which may be beyond the Company's control, including but not limited to the Company's ability to identify suitable restaurant sites, negotiate acceptable lease or purchase terms, obtain required governmental approvals, construct new restaurants in a timely manner, attract, train and retain qualified and experienced personnel and management, operate its restaurants profitably and obtain additional capital, as well as the general economic conditions and degree of competition in the particular region of expansion. The Company may experience delays in restaurant openings, including delays caused by the remodeling of acquired restaurants, which may result in lost revenues during periods of restaurant closures. The Company will incur substantial costs in opening each new Company-owned restaurant, and new restaurants experience fluctuating operational levels for some time after opening. Should the Company's results of operations or its rate of growth fail to be adequate to finance expansion or should costs of capital expenditures rise, the Company may not have the ability to open new restaurants at its desired pace or at all, and could be required to seek additional financing in the future. There can be no assurance that the Company will be able to raise such capital when needed on satisfactory terms or at all. In addition, there can be no assurance that the Company will successfully expand or that the Company's existing or new restaurants will be profitable. The Company expects to encounter intense competition for restaurant sites, and may have difficulty buying or leasing desirable sites on terms that are acceptable to the Company. In many cases, the Company's competitors may be willing and able to pay more than the Company for sites. The Company expects these difficulties with regard to obtaining desirable sites to continue for the foreseeable future. See "-- Restaurant Industry and Competition," "Use of Proceeds," "Business -- Expansion Strategy," and "-- Competition."

RESTAURANT INDUSTRY AND COMPETITION

     The restaurant industry is highly competitive. Key competitive factors in the industry include the quality and value of the food products offered, quality of service, price, dining experience, restaurant locations and the ambiance of facilities. The Company's competitors include various mid-price, full-service casual dining restaurants. The Company will compete with national and regional chains, as well as individually owned restaurants. The number of steakhouse restaurants with operations generally similar to the concept planned by the Company has grown substantially in the last several years, and the Company believes competition among such restaurants is increasing. As the Company's competitors expand operations in various geographic areas, competition, including competition among steakhouse restaurants with concepts similar to the Company's, can be expected to intensify. Such increased competition could increase the Company's operating costs or adversely affect its revenues. Many of the Company's competitors have been in existence longer than the Company, have a more established market presence and have substantially greater financial, marketing and other resources than the Company, which may give them certain competitive advantages. The restaurant industry is affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The Company's success will be dependent on acceptance of the "Galveston's" concept. Consumer trends can shift rapidly. There can be no assurance that the Company's restaurants will match trends in consumer tastes. The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. Changes in economic conditions affecting the Company's future customers could reduce traffic in some or all of the Company's restaurants or impose practical limits on pricing, either of which could have a material adverse effect on the profitability of the Company. In addition, the restaurant industry has few non-economic barriers to entry. There can be no assurance that third parties will not be able to successfully imitate and implement the Company's concept. See "Business."

COMPANY PROFITABILITY HIGHLY SENSITIVE TO COST INCREASES

     The Company's profitability is highly sensitive to increases in food, labor and other operating costs. The Company's restaurants' dependence on frequent deliveries of fresh food supplies subject them to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could materially and adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, food, labor and employee benefit costs (including increases in hourly wage and minimum unemployment tax rates), rent increases resulting from the rent escalation provisions in the various restaurants' leases, and the availability of experienced management and hourly employees may also adversely affect the Company. The Company believes recent favorable inflation rates and part-time labor supplies in its principal market area have contributed to relatively stable food and labor costs in recent years. However, there can be no assurance that these conditions will continue or that the Company will have the ability to control costs in the future. See "Business."

CONTROL BY PRINCIPAL STOCKHOLDERS

     Prior to the Offering, the management of the Company beneficially owned 50.2% of the outstanding shares of Common Stock of the Company and 77.5% of the combined stockholder voting power of the Company, including all 1,000,000 outstanding shares of the Company's Series B Convertible Preferred Stock, which carries rights to vote with the Common Stock as one class on a one vote-per-share basis. After the Offering, such management will beneficially own 17.3% of the outstanding shares of Common Stock of the Company and 41.6% of the combined stockholder voting power of the Company. Accordingly, after the Offering, management will continue to have control over the outcome of all matters submitted to the stockholders for approval, including the election of the Company's board of directors. As a result, the stockholders of the Company possess little practical ability to remove management or effect the operations or business of the Company. See "Principal Stockholders" and "Description of Securities."

MANAGEMENT'S BROAD DISCRETION IN USE OF PROCEEDS DESIGNATED FOR WORKING CAPITAL

     The Company will have broad discretion with respect to the application of approximately $375,330 or 7.3%, of the net proceeds of this Offering. While such funds are to be applied for working capital and general corporate purposes in furtherance of the Company's business, investors will be reliant on management as to the specific application of these amounts. See "Use of Proceeds."

NO DIVIDENDS ON COMMON STOCK

     The Company has never paid any dividends on its Common Stock and does not expect to declare or pay any cash dividends for the foreseeable future. It is anticipated that earnings, if any, will be used in the Company's operations and to finance the expansion of its business. See "Dividend Policy" and "Management's Discussion, Analysis or Plan of Operation -- Liquidity and Capital Resources" and "Business -- Plan of Operations."

DEPENDENCE UPON KEY AND OTHER PERSONNEL

     The success of the Company will be largely dependent on the efforts of certain key personnel of the Company, including Richard M. Lee, its Chairman and Chief Executive Officer and Hiram J. Woo, its President, Secretary and Chief Financial Officer. On June 3, 1996, the Company entered into a four-year employment contract with each of Messrs. Lee and Woo. See "Certain Transactions -- Employment Agreements." The loss of the services of either of Mr. Lee or Mr. Woo would have a material adverse effect on the Company, and the Company does not maintain, nor does it intend to maintain, any key-man life insurance. Additionally, in order to implement its business plan, the Company will be dependent upon its ability to hire experienced financial, marketing, and restaurant management personnel. There can be no assurance that the Company will be able to hire additional experienced personnel. The inability to hire and retain additional experienced personnel could have a material adverse effect on the Company. The Company will also be dependent on its ability to hire and train restaurant managers and hourly employees from the local labor pool who are able to operate the Company's restaurants in conformity with the required standards of service and efficiency. The unavailability of an adequate number of qualified local managers and hourly employees could have an adverse effect on the Company. See "Business -- Restaurant Operations and Management" and "Management -- Employment Agreements."

BENEFITS TO RELATED PARTIES

     A portion of the proceeds of this Offering may be used to pay the salaries of the Company's executive officers and directors' fees, to the extent that cash flow, if any, is not sufficient to fund these expenses. See "Management -- Employment Agreements" and "Principal Stockholders."

AUTHORIZATION OF PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. As of the date of this Prospectus, 1,000,000 shares of

Series B Convertible Preferred Stock of the Company (the "Series B Preferred") are outstanding, all of which are owned by Richard M. Lee, the Company's Chairman and Chief Executive Officer. The Series B Preferred carries voting rights along with the Common Stock on a one-vote-per-share basis. If and to the extent that the shares of Common Stock issuable upon conversion of the Series B Preferred are not includable in a registration statement on Form S-8, at the request of the holders thereof, delivered to the Company within three years of any such conversion of the Series B Preferred shares, the Company will prepare and file, at its own expense, one (1) registration statement on Form S-3 (to the extent available) to enable such holders to resell shares of Common Stock acquired upon conversion of the Series B Preferred. The Board of Directors may change or otherwise adjust the terms of the above-described Series B Preferred Stock in its sole discretion. The issuance of additional preferred stock, as well as certain provisions of the Company's charter and Delaware law, could have the effect of delaying, deferring or preventing a change of control of the Company. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding an aggregate of 2,402,075 shares of Common Stock, which includes the 1,250,000 shares offered hereby, 55,200 shares of common stock issuable upon the conversion of $92,000 of convertible notes payable and 271,825 shares of common stock issuable upon the conversion of $1,087,500 of bridge notes. See "Underwriting." Upon completion of the Offering, the 1,250,000 shares issued in the Offering will be freely transferable without restriction under the Securities Act (excluding any Shares purchased in the Offering by any person who is or thereby becomes an "affiliate" of the Company). All of the 825,000 shares of Common Stock outstanding immediately prior to the Offering were issued without registration under the Securities Act and are "restricted securities" as that term is defined in Rule 144 under the Securities Act.

     The 825,000 shares of Common Stock outstanding immediately prior to the Offering are subject to the contractual restrictions that the holders thereof may not sell, transfer, assign, pledge or hypothecate their shares until one (1) year after the effective date of the Registration Statement of which this Prospectus forms a part without the prior written consent of the Underwriters (except that 30,000 shares issued in the third quarter of 1997 are subject to these restrictions for a period of two (2) years.) The 55,200 and 271,875 shares of Common Stock to be issued upon the conversion of $92,000 in convertible notes payable and of $1,087,500 of bridge notes, respectively, will be "restricted securities" and will be eligible for sale one year from the date the note holders agreed to convert their notes to shares of Common Stock. See "Underwriting". In addition, Messrs. Lee and Woo have agreed not to sell, transfer, assign, pledge or hypothecate any securities of the Company owned by them until two (2) years after the effective date of the Registration Statement of which this Prospectus forms a part, without the prior written consent of the Underwriters.

     The Company is unable to predict the effect that sales of the shares of Common Stock outstanding prior to this offering, the Underwriter's Warrants or the shares underlying such Underwriters' Warrants or sales under Rule 144 may have on the then prevailing market price of the Common Stock, but such sales may have a substantial depressing effect on such market price. The 825,000 shares of Common Stock that will be "restricted securities" immediately subsequent to the Offering will become eligible for sale at various times beginning 90 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering there has been no public market for the Company's Common Stock and there can be no assurance that an active public trading market for the Company's Common Stock will develop or be sustained. The absence of an active trading market would adversely affect the liquidity of the Common Stock and, consequently purchasers of Shares in the Offering could experience substantial difficulty in selling these securities. The initial public offering price has been determined by negotiation between the Company and the Underwriters and may not bear any relationship to the market price for the Common Stock subsequent to the Offering. See "-- Arbitrary Offering Price" and "Underwriting." In addition, the trading price for the Common Stock may be highly volatile and could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general conditions in the food service industry or the general economy, and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the Common Stock, as well as the price that holders may achieve for their shares upon any future sale.

UNDERWRITERS' INFLUENCE ON THE MARKET

     A significant number of shares of Common Stock offered hereby may be sold to customers of the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although they have no obligation to do so, the Underwriters intend to make a market in the Common Stock and may otherwise effect transactions in such securities. If they participate in such market, the Underwriters may exert a dominating influence on the market, if one develops, for the Common Stock. Such market-making activity may be discontinued at any time. Moreover, if the Underwriters exercise the Underwriters' Warrants, they may be required under the Exchange Act to temporarily suspend market-making activities. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Underwriters' participation in such market. See "UNDERWRITING."


POSSIBLE INABILITY TO MEET CONTINUED NASDAQ SMALLCAP LISTING REQUIREMENTS


     While the Company's Common Stock meets the current Nasdaq SmallCap listing requirements and expected to be initially included on the Nasdaq SmallCap, there can be no assurance that the Company will at all times meet the criteria for continued listing. Continued inclusion on the Nasdaq SmallCap generally requires that a company have, among other things, (i) either net tangible assets of $2,000,000, a market capitalization of $35,000,000, or net income for two of the last three fiscal years of $500,000 and (ii) a minimum market value of public float of $1,000,000. Additionally, for continued listing on the Nasdaq SmallCap, companies are required to have at least two independent directors, and an Audit Committee, a majority of the members of which would need to be independent directors. If the Company is unable to satisfy the Nasdaq SmallCap's maintenance requirements, its Common Stock may be delisted from the Nasdaq SmallCap. In addition, Nasdaq has the right to review and reverse a decision to list a security on the Nasdaq SmallCap Market before or after the completion of an offering. In the event of any such delisting, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD") and it could be more difficult to obtain quotations of the market price of the Company's Common Stock. Consequently, the liquidity of the Company's Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company. The Company expects to meet the Nasdaq SmallCap continued listing requirements immediately following this Offering.

POTENTIAL ADVERSE EFFECTS OF DELISTING; "PENNY STOCK" RULES

     If the Company's Common Stock were delisted from the Nasdaq SmallCap, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such Common Stock to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by such a rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's Common Stock and may adversely affect the ability of purchasers in the Offering to sell in the secondary market any of the Common Stock acquired.

     Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's Common Stock if the Common Stock is listed on the Nasdaq SmallCap and has certain price and volume information provided on a current and continuing basis or meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's Common Stock will qualify for exemption from these restrictions. In any event, even if the Company's Common Stock was exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's Common Stock were subject to the rules on penny stocks, the market liquidity for the Company's Common Stock could be severely adversely affected.

SUBSTANTIAL DILUTION; DISPROPORTIONATE RISK OF LOSS

     Based on the anticipated initial public offering price of $5.00 per share, purchasers of the Shares offered hereby will incur immediate dilution in the net tangible book value from the Offering price of $3.01 or (60.2%) per share. The Company's current stockholders acquired their equity investments at an average price of $0.58 per share. Accordingly, purchasers in the Offering will bear a disproportionate portion of losses incurred by the Company in the future. See "Dilution."

ARBITRARY OFFERING PRICE

     The initial public offering price of the Common Stock has been determined by negotiation between the Company and the Underwriters. See "Underwriting." Such price will not necessarily relate to the Company's asset value, earnings, net worth, financial condition or any other established criteria of value and should not be regarded as an indication of the actual value or future market price of the Common Stock.

                                    DILUTION

     At September 30, 1997 the Company had a negative net tangible book value of $1,685,552 or approximately ($2.04) per share. The pro forma negative net tangible book value of the Company as of September 30, 1997 was ($376,052) or approximately ($0.33) per share, after giving effect to (i) the conversion of $92,000 of convertible notes payable to 55,200 shares of the Company's Common Stock, (ii) the conversion of $1,087,500 of bridge notes to 271,875 shares of the Company's Common Stock and (iii) the contribution of $130,000 from certain stockholders. "Net tangible book value" per share is equal to the tangible assets of the Company, reduced by total liabilities, divided by the number of shares of Common Stock outstanding. Assuming the sale by the Company of the 1,250,000 shares of Common Stock offered hereby (less underwriting discounts and offering expenses, but before application of the net proceeds therefrom), the pro forma net tangible book value of the Company at such date would have been approximately $4,786,448 or $1.99 per share. This represents an immediate increase in net tangible book value per share of $2.32 to existing owners of the Common Stock and an immediate dilution in net tangible book value of $3.01 or (60.2%) per share to purchasers of Common Stock in this Offering.

     The following table illustrates this per share dilution:

      Initial public offering price........................................               $5.00
      Pro forma net tangible book value per share before offering..........    (0.33)
      Increase in net tangible book value per share attributable to new
        investors..........................................................     2.32
                                                                              ------
      Pro forma net tangible book value per share after offering...........                1.99
                                                                                          -----
      Dilution to new investors............................................               $3.01
                                                                                          -----
                                                                                          -----

     The following table summarizes, as of September 30, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per common share paid by the existing stockholders and the price per common share paid by the new investors (before deducting the underwriting discounts and estimated offering expenses):

                                                                                               AVERAGE
                                                                                                PRICE
                                              SHARES PURCHASED        TOTAL CONSIDERATION        PER
                                            --------------------     ---------------------     --------
                                             NUMBER      PERCENT       AMOUNT      PERCENT      SHARE
                                            ---------    -------     ----------    -------     --------
Present stockholders.....................     825,000      34.4%     $  474,813       6.0%      $ 0.58
Conversion of $92,000 notes payable......      55,200       2.3%         92,000       1.2%        1.67
Conversion of $1,087,500 of bridge
  notes..................................     271,875      11.3%      1,087,500      13.7%        4.00
Purchasers of shares in this Offering....   1,250,000      52.0%      6,250,000      79.1%        5.00
                                            ---------    -------     ----------    -------
          Total..........................   2,402,075     100.0%     $7,904,313       100%
                                            ---------    -------     ----------    -------
                                            ---------    -------     ----------    -------

                                USE OF PROCEEDS

     The Company intends to apply the net proceeds from this Offering, estimated to be $5,162,500 ($5,978,125 if the Underwriters' over-allotment option is exercised in full), to:

     * open six (6) to eight (8) additional Company-owned restaurants ($2,626,200 or 50.9%) in addition to the Company's four (4) existing restaurants

     * remodel three (3) of the Company's four (4) existing restaurants ($300,000 or 5.8%)

     * repay the notes payable to the Company's private placement bridge financing investors due upon consummation of this Offering bearing interest at eight percent (8%) per annum ($412,500 or 8.0%)

     * repay certain notes payable to the sellers of the two (2) Texas Loosey's restaurants purchased by the Company in August 1996, which are due upon consummation of this Offering bearing interest at fifteen percent (15%) per annum ($375,000 or 7.3%)

     * repay Small Business Administration ("SBA") loans on behalf of the sellers of the the remaining two (2) Texas Loosey's restaurants in Norco and Riverside, California ($353,724 or 6.9%) plus a cash payment to the sellers ($89,046 or 1.6%) in connection with the Company's September 1996 agreement to purchase these restaurants

     * repay other notes payable ($322,000 or 6.2%) due upon consummation of this Offering, of which $25,000 bears interest at eight percent (8%) per annum, $200,000 bears interest at nine percent (9%) per annum, $37,000 bears interest at ten percent (10%) per annum, and $60,000 bears interest at fourteen percent (14%) per annum

     * repay accrued interest expense of ($308,700 or 6.0%)

     * provide funds for working capital and general corporate purposes ($375,330 or 7.3%). The proceeds from the Company's various notes payable were used by the Company to acquire, enhance and operate its restaurants. See "Description of Securities"

     The Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of this Offering, together with existing resources and cash generated from operations will be sufficient to satisfy the Company's contemplated cash requirements for at least the 12-month period subsequent to completion of the Offering. There can be no assurance, however, that the Company's cash requirements during this period will not exceed its available resources causing the Company to amend or to delay its expansion plans. See "Risk Factors -- Need for Additional Working Capital."

     The allocation of the net proceeds of this Offering set forth above represents the Company's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenues and expenditures. If any of these factors changes, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use a portion thereof for other purposes. See "Risk Factors -- Discretion in Use of Proceeds Designated for Working Capital."

     Proceeds not immediately required for the purposes described above will be invested in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade short-term, interest bearing instruments.

     Any additional proceeds received upon exercise of the Underwriters' over-allotment option will be added to working capital. There can be no assurance that the Underwriters' over-allotment option will be exercised.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company at September 30, 1997, as adjusted to give effect to the sale of the Common Stock offered hereby, and application of the net proceeds of the Offering as set forth at "Use of Proceeds," the 1-for-3.671 reverse stock split effected by the Company in August 1997 and the subsequent 1.650-for-1 forward stock split effected by the Company in December 30, 1997. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                      SEPTEMBER 30, 1997
                                                               --------------------------------
                                                                 ACTUAL         AS ADJUSTED(1)
                                                               -----------      ---------------
                                                                         (UNAUDITED)
    Long-term debt.........................................    $   870,000        $   870,000
                                                               -----------        -----------
    Preferred Stock, $.001 par value, 5,000,000 shares
      authorized;
      Series B Convertible Preferred Stock, 1,000,000
      shares issued and outstanding (actual and as
      adjusted)............................................          1,000              1,000
    Common Stock, $.01 par value, 10,000,000 shares
      authorized, 825,000 shares issued and outstanding,
      actual: 2,402,075 shares outstanding, as adjusted....          8,250             24,021(2)
    Paid-in capital........................................        466,563          7,106,792(3)
    Accumulated deficit....................................     (1,648,409)        (1,832,409)(4)
                                                               -----------        -----------
    Total stockholders' equity (deficit)...................     (1,172,596)         5,299,404
                                                               -----------        -----------
              Total capitalization.........................    $  (302,596)       $ 6,169,404
                                                               -----------        -----------
                                                               -----------        -----------

---------------

(1) Gives effect to the sale of 1,250,000 shares of Common Stock in this Offering, net of expenses, and the application of the estimated net proceeds therefrom.

(2) Includes (i) 55,200 shares of Common Stock to be issued upon the effective date of this Offering related to the conversion of $92,000 of convertible notes payable and (ii) 271,875 shares of Common Stock to be issued upon the effective date of this offering related to the conversion of $1,087,500 of bridge notes.

(3) Includes (i) conversion of debt in (2) above and (ii) $130,000 of additional paid-in capital from certain stockholders.

(4) Includes expense charges of $184,000 related to conversion of $92,000 of convertible notes payable.

                                DIVIDEND POLICY

     The Company has not paid any cash or other dividends on its Common Stock since its inception and does not anticipate paying any such dividends in the foreseeable future. The Company intends to retain any earnings for use in the Company's operations and to finance the expansion of its business. See "Risk Factors -- No Dividends."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with the company's consolidated financial statements and the notes thereto included elsewhere in this prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

OVERVIEW

     The Company currently owns and operates two (2) steakhouse restaurants in Southern California and manages two others that are in escrow to be purchased, which together formerly comprised all of the restaurants known as "Texas Loosey's Chili Parlor & Saloon." The Company first acquired two (2) Texas Loosey's restaurants on August 19, 1996, and has entered into an agreement escrow on September 23, 1996 to purchase the remaining two (2) Texas Loosey's restaurants. The Company anticipates that escrow will close on these two restaurants immediately following the closing of this Offering.

     The Company has converted one of the owned Texas Loosey's restaurants into a Galveston's steakhouse restaurant reminiscent of the late 1950's and early 1960's, with popular rock 'n roll music from that period. The Company's Galveston's restaurant offers high quality, reasonably priced, mesquite-grilled steak, fresh fish, hamburgers, chicken and other specialty items to a diverse clientele. The Company intends to convert its other restaurants into Galveston's steakhouses in this same manner. After the other three (3) existing restaurants are remodeled, the Company intends to develop additional Galveston's steakhouses and to identify and develop new markets.

     The Company believes that the high quality, moderately priced segment of the restaurant industry presents an opportunity for significant growth. There can be no assurance given, however, that such growth will, in fact, be achieved.

     Set forth below is certain selected historical operating results for the fiscal year ended December 30, 1995 and for the period from December 31, 1995 through August 18, 1996 for TLC Restaurant Management Corp. (the prior owner of the first two (2) Texas Loosey's restaurants acquired by the Company) ("TLC") and operating results for the Company from inception (June 3, 1996) through December 31, 1996 and for the nine months ended September 30, 1997. Prior to the Company's August 19, 1996 acquisition of these two (2) restaurants, the restaurants experienced a substantial decline in revenues. The Company believes that this decline in revenues was largely attributable to the absentee management of the restaurants during the months preceding their acquisition. The prior owner ceased, among other things, all advertising for the restaurants and generally allowed the restaurants to operate with limited supervision, funds or direction. As a result, patronage at the restaurants naturally declined. It should be noted, however, that the Company's business concept is not to replicate or resuscitate the Texas Loosey's theme but rather to convert these acquired restaurants into Galveston's steakhouse restaurants. A second contributing factor to the decline in revenues for this period was a fire which occurred at one of the restaurants shortly after the August 19, 1996 acquisition date, closing the restaurant for a period of three (3) months, and resulting in a loss of revenues for that period.

RESULTS OF OPERATIONS

     The following table sets forth certain selected historical operating results for the fiscal year ended December 30, 1995, and for the period from December 31, 1995 through August 18, 1996 for TLC. Operating results for the Company have been presented for the period from inception (June 3, 1996) through December 31, 1996 and for the nine months ended September 30, 1997, as a percentage of revenues.

STATEMENTS OF OPERATIONS DATA (ON A % BASIS):

                                                                                                             UNAUDITED 1997
                              1995                                     1996                            --------------------------
                     ----------------------    ----------------------------------------------------    GALVESTON'S    GALVESTON'S
                        TLC          TLC          TLC          TLC       GALVESTON'S    GALVESTON'S       NINE           NINE
   STATEMENT OF         YEAR         YEAR       12/31/95     12/31/95      6/3/96         6/3/96         MONTHS         MONTHS
    OPERATIONS         ENDED        ENDED          TO           TO           TO             TO            ENDED          ENDED
      CAPTION         12/30/95     12/30/95     8/18/96      8/18/96      12/31/96       12/31/96        9/30/97        9/30/97
-------------------  ----------    --------    ----------    --------    -----------    -----------    -----------    -----------
Revenues...........  $2,063,364      100.0%    $1,096,262      100.0%     $ 416,544         100.0%     $1,481,719        100.0%
Restaurant Costs...   2,166,209      105.0%     1,144,538      104.4%       547,981         131.5%      1,376,024         92.9%
                     ----------    --------    ----------    --------     ---------      ---------     -----------      -------
                       (102,845)      (5.0%)      (48,276)      (4.4%)     (131,437)        (31.5%)       105,695          7.1%
Other Income
  (Expenses):
  General &
  Administrative...    (408,179)     (19.8%)     (103,271)      (9.4%)     (136,467)        (32.8%)      (264,103)       (17.8%)
  Pre-Opening &
    Start-Up
    Costs..........          --          --            --          --      (433,694)       (104.1%)       (63,955)        (4.3%)
  Other............       2,110        0.1%         1,312        0.1%        30,419           7.3%        (17,450)        (1.2%)
                     ----------    --------    ----------    --------     ---------      ---------     -----------      -------
Operating Loss.....    (508,914)     (24.7%)     (150,235)     (13.7%)     (671,179)       (161.1%)      (239,813)       (16.2%)
Interest &
  Financing
  Costs............     (11,605)      (0.6%)      (10,459)      (1.0%)     (271,373)        (65.1%)      (466,044)       (31.5%)
                     ----------    --------    ----------    --------     ---------      ---------     -----------      -------

Net Loss...........  $ (520,519)     (25.3%)   $ (160,694)     (14.7%)    $(942,552)       (226.2%)    $ (705,857)       (47.7%)
                     ----------    --------    ----------    --------     ---------      ---------     -----------      -------
                     ----------    --------    ----------    --------     ---------      ---------     -----------      -------

YEAR ENDED DECEMBER 30, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     REVENUES. The Company acquired its first two (2) Texas Loosey's restaurants on August 19, 1996. Gross revenues for these restaurants for the fiscal period beginning on January 1, 1996 (i.e, pre-dating the Company's acquisition) and ending on December 31, 1996, were $1,512,806 (which represents gross revenues of $1,096,262 prior to the acquisition and gross revenues of $416,544 subsequent to the acquisition). Gross revenues declined by $550,558 or 26.7% from 1995 during which gross revenues were $2,063,364. As noted above, the Company believes that this decline in revenues was largely attributable to the absentee management of the Texas Loosey's restaurants during the months preceding their acquisition. A second contributing factor to the decline in revenues for this period was a fire which occurred at one of the restaurant units shortly after the August 19, 1996 acquisition date, closing the restaurant for a period of three (3) months, and resulting in a loss of revenues for that period.


     RESTAURANT COSTS. The percentage of operating expenses to revenue in 1996 increased over 1995 to 111.9% from 105%. The Company believes that the operating expenses increased as a percentage of revenue due to an inefficient use of basic labor during the period of revenue decline under prior management, coupled with the loss of revenue (without an offsetting deduction in operating expenses) during the rebuilding of the restaurant unit after the fire described above.


     OTHER INCOME/(EXPENSES). The Company incurred non-recurring pre-operating and start-up costs in connection with its acquisition of the first two (2) Texas Loosey's restaurants. These costs amounted to $433,694 and represent 104.1% of gross revenues for the period from inception (June 3, 1996) through December 31, 1996. This amount included significant costs such as pre-opening, training and organizational staffing; consulting, legal, and other professional fees, incorporation and escrow fees; and travel and relocation expenses for management personnel.

     The Company believes that the general and administrative expenses for the period preceding this acquisition are unique to the previous owner of the restaurants. Specifically, the general and administrative expenses for the year ended December 30, 1995 ($408,179) and the period ended August 18, 1996 ($103,271) for TLC include corporate salaries and other corporate expenses that, in current management's opinion, are not reflective of the necessary costs to operate and manage the restaurants and is in excess of what the Company has and expects to incur for general and administrative expenses. The Company's general and administrative expenses for the period from inception (June 3, 1996) through December 31, 1996 were $136,467 and include approximately $70,000 of auditing fees for the Company and the predecessor business acquired from TLC Restaurant Management Corp. The Company's general and administrative expenses for the period from inception (June 3, 1996) through December 31, 1996, do not include any salary compensation for the Company's Chief Executive Officer or its President. Both of these individuals have agreed to waive their salary compensation that would be earned up to the successful completion of this Offering. Had these individuals taken a salary for the period from inception (June 3, 1996) through December 31, 1996, the Company's general and administrative expenses would have increased by approximately $55,000 to approximately $191,000.

     Interest and financing costs for the period from inception (June 3, 1996) through December 31, 1996 for the Company increased significantly over prior periods due to the debt incurred to transact the acquisition of the first two
(2) restaurants and to fund operations.

NINE MONTHS ENDED SEPTEMBER 30, 1997

     Comparable results of operation for this period are not available from TLC because TLC terminated its operations on August 18, 1996. Furthermore, the financial statements of the Company and its predecessor, TLC, are not comparable due to the significant amount of debt incurred by the Company to consummate the acquisition of TLC's restaurants and the significant purchase accounting adjustments that resulted therefrom.

     REVENUES. The Company believes that it has made significant progress during the first nine months of 1997 in rebuilding the revenue base of the restaurants it acquired from TLC notwithstanding the Company's lack of funds for advertising and the disruption caused by a fire in the fourth quarter of 1996 at one of the restaurants. The $1,481,719 of revenue generated by the Company during the nine month period ended September 30, 1997 subtantially exceeded the $1,096,262 of revenues generated by TLC during the approximately 8 month period ended August 18, 1996.

     RESTAURANT COSTS. The restaurant operating costs for the Company's first nine months of 1997 were 92.9% of gross revenues. The Company believes that it has made significant progress in controlling costs and increasing efficiency of operations since assuming management on August 19, 1996. The Company's direct labor cost for the first nine months of 1997 was 33.2% of gross revenues and the cost of food and beverage was 34.5% of gross revenues.

     GROSS MARGIN FROM OPERATIONS. As a result of the foregoing, the Company's gross margin for the first nine months of 1997 was $105,695 as against a negative gross margin in periods prior to 1997.

     OTHER INCOME/(EXPENSES). A number of the expenses included under these categories are non-recurring expenses such as consulting fees, private placement bridge financing costs, accruals and/or payments of interest expenses on the Company's $1.5 million of bridge financing debt, $1.25 million of TLC debt and other debt incurred in connection with the acquisition of the remaining two (2) Texas Loosey's restaurants and the Company's operation. The Company also incurred pre-operating and start-up costs of $63,955 during the nine months ended September 30, 1997. This amount included costs such as pre-opening, training, organizational staffing, consulting, legal and other professional fees. The Company expects its interest and financing costs to be significantly reduced following the repayment and/or conversion to equity of its outstanding indebtedness upon the completion of this Offering, but no assurance thereof can be given. See "Use of Proceeds."

     The Company's general and administrative expenses of $264,103 included salaries for senior management personnel, which personnel have been employed in anticipation of the Company's future growth, rather than as personnel necessary to oversee the Company's current operations. However, the Company's general and administrative expenses for the nine months ended September 30, 1997, do not include any salary compensation for the Company's Chief Executive Officer or its President. Both of these individuals have agreed to waive their salary compensation that would be earned up to the successful completion of this offering. Had these individuals taken a salary for the nine months ended September 30, 1997, the Company's general and administrative expenses would have increased by approximately $72,000 to approximately $336,103.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires significant capital to fund its working capital needs and its planned expansion. Revenues are not yet sufficient to support the Company's operating expenses and are not expected to reach such levels during the next twelve (12) months. Cash used by operating activities for the period following the Company's acquisition of the first two (2) Texas Loosey's restaurants was $707,979 for the period ended December 31, 1996 and $290,273 for the nine months ended September 30, 1997. Cash and cash equivalents at September 30, 1997 aggregated $221,006 and the Company had a working capital deficit of $2,162,131. Additionally, the aggregate amount of accounts payable and accrued expenses was $442,946 at September 30, 1997.

     For the nine months ended September 30, 1997, the Company paid $71,500 to Mr. Walton under his consulting agreement with the Company and $54,102 to two
(2) members of management under their employment agreements with the Company. Messrs Lee and Woo, however, have not received (and have agreed to waive) any salary compensation during this period.

     Since its formation on June 3, 1996, the Company has funded its operations and capital expenditures primarily through capital contributions from private placements of its equity securities and by utilizing vendor credit.

     The Company's independent certified public accountants issued a going concern opinion with regard to the most recent audited financial statements based in part upon an operating loss of $942,552 for the period from inception (June 3, 1996) through December 31, 1996, an accumulated deficit of $942,552 and a working capital deficit of $1,533,104 at December 31, 1996. These factors raise substantial doubt about the Company's ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon its ability to generate sufficient cash flows from operations and financing activities and achieving successful operations. Management's plans to address the foregoing included and include the following:

     1. The closing of this Offering with anticipated net proceeds of approximately $5,162,500, a portion of which will be used to satisfy certain outstanding obligations of the Company. See "Use of Proceeds."

     2. An increase in revenues by substantially increasing the number of Company-owned restaurants.

     The Company believes that the increase in capital obtained in this Offering will enhance the Company's potential for a transition to profitable operations in the future.

     The Company believes that these plans can be effectively implemented in the next twelve months. There can be no assurance, however, that the Company will be successful in these endeavors. The Company's ability to continue as a going concern is dependent on the implementation and success of these plans. The financial statements do not include any adjustments in the event the Company is unable to continue as a going concern.

                            NEW ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). This standard, if fully adopted, changes the methods of accounting for employee stock-based compensation plans to the fair value based method. For stock options, fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock (not applicable for private entities), expected dividends and the risk-free interest rate over the expected life of the option. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period. The full adoption of the accounting methodology of SFAS No. 123 is optional and the Company has elected to continue accounting for stock-based compensation issued to employees using APB No. 25; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 are required to be presented if the effect is material to the financial statements. The effects of applying SFAS No. 123 to the Company's option grants in 1996 is immaterial to the Company's net loss and net loss per share.

     The FASB has issued SFAS No. 128, "Earnings per Share." This statement is effective for both interim and annual reporting periods ending after December 15, 1997. SFAS No. 128 replaces primary earnings per share

(EPS) with basic EPS and fully diluted EPS with diluted EPS. Basic EPS is computed by dividing reported earnings by the weighted average number of shares outstanding. Diluted EPS is computed in the same way as fully diluted EPS, except that the calculation now uses the average share price for the reporting period to compute dilution from options under the treasury stock method. The Company will adopt the new standard in its reporting for the year ended December 31, 1997. Management does not believe that the adoption of this standard will have a significant impact on EPS.

     The FASB has issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement is effective for annual reporting periods ending after December 15, 1997. SFAS No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. The Company will adopt the new standard in its reporting for the year ended December 31, 1997. The adoption of this statement will have no effect on the financial statements.

     The FASB has issued SFAS No. 130, "Reporting Comprehensive Income." This statement is effective for annual reporting periods ending after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company will adopt the new standard in its reporting for the year ended December 31, 1997. The adoption of this statement will have no effect on the existing financial statements but may establish additional disclosure requirements.

     The FASB has also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement is effective for annual reporting periods ending after December 15, 1997. SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions permitted under current standards. The Company will adopt the new standard in its reporting for the year ended December 31, 1997. The adoption of this statement will have limited effect since the Company operates in only one business segment.

                                    BUSINESS
BACKGROUND

     The Company currently owns and operates two (2) steakhouse restaurants and manages two (2) others that it is in escrow to purchase in Southern California, which together formerly comprised all of the restaurants known as "Texas Loosey's Chili Parlor & Saloon." The Company first acquired two (2) Texas Loosey's restaurants on August 19, 1996, pursuant to an Asset Purchase Agreement, dated April 10, 1996, and is in escrow on a September 23, 1996 agreement to purchase the remaining two (2) Texas Loosey's restaurants. The Company anticipates that escrow will close on these two restaurants immediately following the closing of this Offering.

     The Company has converted one of the Texas Loosey's restaurants into a Galveston's steakhouse restaurant reminiscent of the late 1950's and early 1960's, with popular rock 'n roll music from that period. Maps of Galveston Island, Route 66 road signs, pictures of James Dean, wild beach saw grass and other Galveston Island and Texas-style motifs decorate the restaurant's casual setting. The Company's Galveston's restaurant offers high quality, reasonably priced, mesquite- grilled steak, fresh fish, hamburgers, chicken and other specialty items to a diverse clientele. The Company intends to convert its other restaurants into Galveston's steakhouses in this same manner. After the other three (3) existing restaurants are remodeled, the Company intends to develop additional Galveston's steakhouses and to identify and develop new markets. The Company believes that the high quality, moderately priced segment of the restaurant industry presents an opportunity for significant growth. There can be no assurance given, however, that such growth will, in fact, be achieved.

RESTAURANT CONCEPT

     The Company will seek to position its restaurants as "destination restaurants" that attract loyal clientele. By its use of the term "destination restaurants," the Company means that it will seek to establish its restaurants as the primary destination of its clientele, rather than a destination or activity ancillary to another activity, such as shopping or site-seeing. The Company also intends to emphasize the steakhouse aspect of its restaurants, including changing the name of the restaurants from "Texas Loosey's Chili Parlor & Saloon" to "Galveston's Steakhouse." The Company intends to focus on a Galveston's Island steakhouse concept that features Texas artifacts with late 1950's and early 1960's music intended to capitalize on popular themes. The restaurants' decor will include weathered wood panels, wall murals depicting Galveston Island themes and other Texas memorabilia, all of which is intended to help establish a distinct identity for the restaurants. Galveston's will serve USDA choice-graded steaks, hand-cut fresh daily at each restaurant and mesquite-grilled to order. Portions will be deliberately generous and full liquor and bar service will be available.

CORPORATE STRATEGY

     The Company believes that excellence in operations, quality of food and service, ambiance, location and price-value relationship are keys to success in the restaurant industry. The Company intends to differentiate its restaurants by emphasizing the following strategic elements:

  * Positioning in the moderately-priced, high-quality, full service, steakhouse segment of the restaurant industry.

  * The association with nostalgia, early rock 'n roll and Texas themes.

  * Generous portions offered at moderate prices.

  * High-quality and attentive service.

  * Consistent high-quality products through careful ingredient selection, food preparation and aging of steaks.

EXPANSION

     Following the closing of this Offering, the Company plans to remodel the three (3) Texas Loosey's restaurants that have not yet been remodeled to reflect the Company's Galveston's steakhouse concept. The Company expects that future acquired restaurants will also reflect the new Galveston's steakhouse identity.

     The Company intends to direct its initial expansion efforts primarily on the West Coast of the United States to areas away from tourist or major metropolitan centers. The Company plans to target smaller cities in lower density areas where a new theme restaurant is a major attraction. The Company believes that, demographically, the target market for this initial expansion strategy has a minimum population of 25,000 people within a 4.5 mile radius and an average annual household income between $14,000 and $57,000. The Company currently intends to expand solely through the acquisition and development of additional Company-owned restaurants.

MENU

     The Galveston's menu features a selection of high-quality, specially seasoned char-grilled steaks, fresh fish, hamburgers, and mesquite chicken. A complete meal would include a choice of side dishes, including baked potato, baked sweet potato, french fries and steamed vegetables. The menu will also include appetizers and desserts, together with a full bar service. Alcoholic beverage service accounted for approximately thirty six and one-half percent (36 1/2%) of the first two (2) acquired Texas Loosey's restaurants' net sales during 1996.

SITE SELECTION AND CONSTRUCTION

     The Company considers the location of each restaurant to be critical to its long-term success and management intends to devote significant effort to the investigation and evaluation of potential sites. The site selection process will focus on regional and trade area demographics, target population density, household income and educational levels and traffic patterns, as well as specific site characteristics such as visibility, accessibility, traffic volume and the availability of adequate parking. The Company also intends to review potential competition and customer activity at other restaurants operating in the area.

     The Company anticipates that the cost of opening each new Galveston's steakhouse will range from $600,000 to $800,000 for the build-out of a brand-new facility and from $350,000 to $530,000 for the conversion of an existing restaurant, which includes leasehold improvements, furniture, fixture, equipment, food and beverage inventory and other pre-opening expenses. There can be no assurance given, however, that the Company's costs of opening additional Galveston's steakhouses will not exceed the foregoing estimates.

RESTAURANT SIZE

     The Company's restaurants currently average approximately 4,500 to 5,800 square feet and include a dining area with seating for approximately 210 customers at between 35 and 55 tables. The bar is located adjacent to the dining room primarily to accommodate customers waiting for dining tables and up to approximately 30 additional diners at between six and nine tables. The Company anticipates that future Galveston's steakhouses will, on average, be of similar size.

MARKETING

     The Company believes that Galveston's steakhouses will be well positioned as "destination steakhouse restaurants" that focus on the moderately-priced, high-quality, full service, casual dining market segments. The Company intends to rely principally on its commitment to customer service, excellent price-value relationship and the "Galveston Island" ambiance of its restaurants to attract and retain customers. Accordingly, the Company intends to focus its resources on seeking to provide customers with superior service, value and an exciting and vibrant atmosphere.

     The Company's restaurants currently rely on positive word-of-mouth and in-store promotions to generate consumer interest. However, as the number of restaurants expand, the Company intends to utilize advertising to promote its restaurants and build customer awareness, including but not limited to print, direct-mail and radio advertising, and to conduct some local restaurant promotions. To create additional Galveston's name recognition and customer identification, the Company may sell Galveston's T-shirts, hats, steak sauces and other items bearing the Galveston's name and logo.

     A portion of the Company's external marketing effort is expected to consist of attracting customers through the use of free-standing inserts ("FSIs"). FSIs contain descriptive information regarding the restaurants and would be distributed by direct mail and through newspapers. In addition, the Company may initiate a "business-to-business" program under which it would mail promotions to local businesses for distribution to their employees. In addition, each restaurant would periodically co-sponsor fund-raising events for local charitable and other community organizations.

     For each new restaurant, the Company intends to conduct a pre-opening awareness program beginning approximately two to three weeks prior to, and ending four to six weeks after, the opening of a restaurant. The Company anticipates that a given program typically would include special promotions, site signs, sponsorship of a fund-raising event for a local charity to establish ties to local community leaders and increase awareness of the new restaurant, and pre-opening trial operations, to which the family and friends of new employees would be invited.

RESTAURANT OPERATIONS AND MANAGEMENT

     The Company plans to maintain quality and consistency in its restaurants through the careful hiring, training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel. See "Risk Factors -- Dependence on Key and Other Personnel."

     The Company plans to maintain financial and accounting controls for each of its restaurants through the use of centralized accounting and management information systems. Sales information would be collected semi-weekly from each restaurant, and restaurant managers would be provided with weekly and monthly operating statements for their locations. In addition, the Company intends that all of the sales information would be available via network or other "on-line" service, and the Company would be able to inspect each restaurant's sales data at any time, unannounced. Most of the Company's restaurants are expected to be open daily from 11:00 a.m. to 11:00 p.m. weekdays and until 12:00 p.m. on weekends. The bar would customarily remain open for an additional hour.

     The management team for a typical Galveston's restaurant is expected to consist of one general manager, two assistant managers and a kitchen manager. Each restaurant also would be expected to employ a staff consisting of approximately 50 to 70 hourly employees, many of whom work part-time. Typically, each general manager would report directly to a district manager who, in turn, would report to the Company's vice president of regional operations. As the number of Galveston's steakhouses expands, the Company anticipates having one district manager for every five restaurants. Restaurant managers (and, if a franchise program is instituted, franchisees) would complete an extensive training program during which they would be instructed in areas including food quality and preparation, customer satisfaction, alcoholic beverage service, governmental regulations compliance, liquor liability management and employee relations. Restaurant managers would also be provided with an operations manual relating to food and beverage preparation, all areas of restaurant management and compliance with governmental regulations. Working in concert with the individual restaurant managers, the Company's senior management would define operations and performance objectives for each restaurant and monitor implementation. Senior management would regularly visit various Galveston's restaurants and meet with the respective management teams to ensure compliance with the Company's strategies and standards of quality in all respects of restaurant operations and personnel development.

     Each new restaurant employee of the Company would participate in a training program during which the employee works under the close supervision of a restaurant manager, or an experienced key employee. Management would continuously solicit employee feedback concerning restaurant operations and strive to be responsive to the employees' concerns.

PURCHASING

     The Company intends to negotiate directly with suppliers for food and beverage products to ensure consistent quality and freshness of products and to obtain competitive prices. Food and supplies would be shipped directly to the restaurants, although invoices for purchases would be sent to the Company for payment. The Company's emphasis on first-quality food will require frequent deliveries of fresh food supplies. Because of the need for freshness of products, the Company does not intend to maintain a central product warehouse or commissary. See "Risk Factors -- Cost Sensitivity."

COMPETITION

     Competition in the restaurant industry is increasingly intense. The Company will compete with other moderate to mid-priced, full service restaurants primarily on the basis of quality of food and service, ambiance, location and price-value relationship. The Company will also compete with a number of other restaurants within its markets, including both locally-owned restaurants and regional or national chains. The Company believes that its "Galveston's Island" concept, attractive price-value relationship and quality of food and service will enable it to differentiate itself from its competitors. While the Company believes that its restaurants are distinctive in design and operating concept, it is aware of restaurants that operate with similar concepts, such as the Lonestar and Outback steakhouses. The Company will also compete with other restaurants and retail establishments for sites. Many of the Company's competitors are well-established in the mid-priced dining segment and certain competitors have substantially greater financial, marketing and other resources than the Company. The Company believes that its ability to compete effectively will continue to depend upon its ability to offer high-quality, moderately priced food in a full service, distinctive dining environment. See "Risk Factors -- Restaurant Industry and Competition."

GOVERNMENT REGULATION

     The Company's restaurants are subject to numerous federal, state and local laws affecting health, sanitation and safety standards, as well as to state and local licensing regulation of the sale of alcoholic beverages. Each restaurant currently has appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant has food service licenses from local health authorities. The Company is required to renew these licenses annually. In addition, those licenses may be suspended or revoked at any time for cause, including violation by the Company or its employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing and inventory control. The failure of the Company to obtain or retain liquor or food service licenses would likely have a material adverse effect on its operations. See "Risk Factors -- Government Regulation." In order to reduce this risk, each of the Company's restaurants is expected to be operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. In California, there is a set number of alcoholic beverage licenses available, but there is an active market through which new licenses can be obtained at the then-applicable market price. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere.

     The Company will be subject, as the Company expands, in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. The Company expects to carry liquor liability coverage as part of its comprehensive general liability insurance.

     The Company's future restaurant operations will also be subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits and other employee matters. Significant numbers of the Company's food service and preparation personnel will be paid at rates related to the federal minimum wage. Government-imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could be detrimental to the economic viability of the Galveston's restaurants.

     The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. Management is not aware of any environmental regulations that have had a material effect on the Company or the Texas Loosey's restaurants to date.

     The Federal Americans With Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. The Company intends to ensure that its restaurants will be in full compliance with the Disabilities Act, and the Company intends to review plans and specifications and make periodic inspections to ensure continued compliance. The Company's current restaurants are designed to be accessible to the disabled. The Company believes that it is in substantial compliance with all current applicable regulations relating to restaurant accommodations for the disabled. The Company does not anticipate that such compliance will require the Company to expend substantial funds.

EMPLOYEES

     At September 30, 1997, the Company employed approximately 135 individuals, of which 14 occupy executive or managerial positions, approximately 119 hold non-managerial restaurant-related positions and the balance occupy clerical and office positions. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its relations with its employees to be good and has not experienced any interruption of operations due to labor disputes.

PROPERTIES AND LEASES

     All of the existing restaurants are situated on leased property. These leases mature at various dates through 2004. The owned restaurants are as follows: The Fullerton facility consists of 8,285 square feet at a rent of $8,300 per month and the Torrance facility consists of 6,000 square feet at a rent of $7,093 per month. The restaurants to be purchased are as follows: The Riverside facility consists of 5,500 square feet at a rent of $7,069 per month; the Norco facility consists of 4,260 square feet at a rent of $6,177 per month. The Company expects that future restaurants will be developed on leased property, but it may also develop future restaurants on property owned by the Company or any to-be-formed subsidiaries.

     The Company's executive offices are located at its Riverside facility at 151 E. Alessandro Boulevard, Riverside, California. The Company believes that there is sufficient office space available at favorable leasing terms in the Orange County, California area to satisfy the additional needs of the Company that may result from future expansion.

LEGAL PROCEEDINGS

     The Company is not involved in any legal proceedings.

PURCHASE OF TEXAS LOOSEY'S RESTAURANTS

     On August 19, 1996, the Company acquired two (2) restaurants known as "Texas Loosey's Chili Parlor & Saloon" for a purchase price of $1.52 million, pursuant to the Asset Purchase Agreement. The cash portion of such purchase price was $275,000 and the remainder of the purchase price was paid in the form of the First TL Note and the Second TL Note, secured by the assets acquired by the Company. The First TL Note was originally due on the earlier of: February 19, 1997, being the date which was six months following the closing date of the acquisition of the Texas Loosey's restaurants (the "Six Month Date") or the date that the Company filed a registration statement with the Commission for an initial public offering of its securities. Pursuant to an Extension Agreement, dated March 24, 1997, as amended, the due date for the First TL Note has since been extended to February 15, 1998. The First TL Note bears interest at the rate of ten percent (10%) per annum from August 19, 1996 through February 19, 1997 and at the rate of fifteen percent (15%) per annum from February 19, 1997 through February 15, 1998. The Second TL Note bears interest at the rate of eight percent (8%) per annum from August 19, 1996. Commencing February 19, 1997, interest only payments of $6,032 are due monthly for one year. Commencing February 19, 1998 through July 19, 2001, monthly principal and interest payments of $10,978 are due. The remaining principal balance is due via a balloon payment on August 19, 2001.

     As secured creditors, the TL Sellers would have the right to foreclose on such assets if the Company defaulted on the payment of either promissory note. See "Risk Factors -- Effect of Possible Default Under the Asset Purchase Agreement." In addition, pending the Company's payment of the First TL Note from the proceeds of this Offering, the liquor licenses for the restaurants are being held in escrow.

     Under the Asset Purchase Agreement, the Company entered into a consulting agreement with Walton (the "Consulting Agreement"). The Consulting Agreement provides that Walton will render consulting services, on an "as needed" basis, for a period of approximately two (2) years in connection with the management, marketing, development and expansion of the business and operations of the restaurants through consultation with the officers and employees of the Company as the Company's Chief Executive Officer or President may reasonably request. In consideration for such consulting services, the Company will pay Walton $95,000 each year.

     The Company is in escrow on a September 23, 1996 agreement to acquire substantially all of the assets of two Texas Loosey's restaurants in Norco, California and Riverside, California, respectively, from the franchisee of the restaurants for a purchase price of $563,177, excluding inventory and escrow costs. A cash payment of $77,835 was paid into escrow, of which $45,735 will be used to reduce the purchase price, $20,000 will be used for the purchase of inventory and $12,100 will be used for the payment of escrow costs. The Company anticipates that escrow will close on these two restaurants immediately following the closing of this Offering.

                                   MANAGEMENT
DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

     The current directors, executive officers and key personnel of the Company are as follows:

                  NAME                      AGE                      POSITION
-----------------------------------------   ---    ---------------------------------------------
Mr. Richard M. Lee.......................   31     Chairman of the Board and Chief Executive
                                                   Officer
Mr. Hiram J. Woo.........................   62     President, Secretary, Chief Financial
                                                   Officer, Director
Mr. Michael R. Dunmire...................   31     Senior Operations Officer
Ms. Rebecca L. Rotman....................   26     Senior Training Officer

     MR. RICHARD M. LEE has been the Chairman of the Board and Chief Executive Officer of the Company since its inception in 1996. Mr. Lee began his business career upon graduating high school at the age of 17, founding his first company with a total of $3,500 of seed capital. By the age of 22, Mr. Lee was recognized as a "young-millionaire" entrepreneur by the University of Southern California. In addition, Mr. Lee was one of the youngest inductees into the Young Presidents Organization of America. Mr. Lee has been featured in numerous industry, local and national media publications. He was featured as a model entrepreneur in the university textbook, Contemporary Business (Dryden Press: 1990). From 1983 to 1990, Mr. Lee was the founder and President of Audio-Chamber International, Inc. based in Orange County, California, a manufacturer of high-fidelity mobile sound systems. In 1990, Mr. Lee sold Audio-Chamber International, Inc. to actively invest in real estate and securities. From 1991 to 1992, Mr. Lee co-founded and co-managed Aristotle Investments Ltd. as its chief strategist for investments in franchise restaurant acquisitions. From 1992 to May 1996, Mr. Lee was the co-founder and Chairman/CEO of China Coast Foods, Inc., a company formed to explore opportunities in the food industry in the Peoples Republic of China. Mr. Lee has also been involved with and invested in franchised restaurants, including, for example, Domino's Pizza Restaurants and Popeyes Famous Fried Chicken. Since June 1996, Mr. Lee has devoted substantially all his working time and energies to the affairs of the Company.

     MR. HIRAM J. WOO has been the President, Secretary and a director of the Company since its inception. Since 1976, he has owned and operated Hiram J. Woo Accountancy Corporation, a San Francisco-based accounting firm with numerous restaurateurs among his clients. Over the past 14 years, Mr. Woo has actively invested in, owned or reorganized and restructured various restaurants, ranging from large-scale casual dining establishments to night clubs to bar and grill operations. In 1980, Mr. Woo founded and has since managed Regal Financial Development Corporation ("RFDC"), a real estate development and planning firm based in San Francisco. In the past 14 years, RFDC has managed over $300 million of real estate development projects in the Western United States. From 1992 to 1996, Mr. Woo has owned and operated several large-scale restaurants in the San Francisco area. Mr. Woo is active among the local Chinese community and has served as a director of two Chinese-American financial institutions and several business organizations. Mr. Woo is a Certified Public Accountant. Mr. Woo is a past director of the Chinese Resources Development Center of San Francisco, a past president of Park Presidio Optimist Club, and a member of the San Francisco, Fairfield and Vacaville Chambers of Commerce.

     MR. MICHAEL R. DUNMIRE has been the Company's Senior Operations Officer since October 15, 1996. He has substantial experience during the past five years in training and developing kitchen and other restaurant staff, and is responsible for overseeing all operations at the Company's restaurants. Mr. Dunmire began his career in the restaurant business in 1982 as a busboy, and worked his way up through the ranks as a dishwasher, server, head cook, kitchen manager and general manager. From December 1992 to December 1993, he was a Kitchen

Manager/General Manager at Garfield's Restaurant & Pub, in Nashville, Tennessee. From December 1993 to April 1994, Mr. Dunmire was the General Manager of Garfield's Restaurant & Pub in Laredo, Texas. In April 1994, Mr. Dunmire co-founded Out Yonder Catfish House in Yeoman, Indiana, and as General Manager created the theme and identity for the restaurant and was responsible for overseeing all restaurant operations. In July 1995, Mr. Dunmire sold his interest in Out Yonder and joined the Lonestar Steakhouse & Saloon restaurant chain as a Service Manager at its Lafayette, Indiana location where he was responsible for training and supervising all service staff. In December 1995, he took over as Kitchen Manager of Lonestar's New Orleans, Louisiana location where he was responsible for training the kitchen personnel and controlling all costs, budgets and profit and loss projections at the restaurant. Mr. Dunmire left Lonestar in October 1996 to join the Company.

     MS. REBECCA L. ROTMAN has been the Company's Senior Training Officer since October 15, 1996. She has had substantial experience during the past five years in the training of restaurant service staff. Ms. Rotman began her career in the restaurant business in February 1991 as a member of the service staff for the Lonestar Steakhouse & Saloon restaurant chain in Asheville, North Carolina. Ms. Rotman eventually became a Corporate Trainer, at which time she assisted in opening some of the first twenty (20) Lonestar restaurants. In February 1992, she took over as the Service Manager of Lonestar's Ft. Myers, Florida location. From August 1993 through December 1995, Ms. Rotman was a Training Manager for Lonestar's new store openings, in which capacity she trained the service staff of over twenty (20) Lonestar steakhouses. In that capacity, she was responsible for creating and implementing training manuals, policies and procedures for the opened locations. From January 1996 to September 1996, Ms. Rotman was the Senior Manager of Lonestar's New Orleans, Louisiana location. Ms. Rotman left Lonestar in October 1996 to join the Company.

     The Company intends to appoint three (3) independent directors to the Board following the closing of this offering, one of whom will be the designee of the Underwriters. Until such time, as these directors are appointed and agree to serve, the Company will not have any independent oversight of Company management by members of the Board, and/or by its Audit or Compensation Committees.

BOARD OF DIRECTORS

     Directors are elected at the annual meeting of the Company's stockholders to hold office until the next annual meeting and until their successors are elected and qualified. Officers serve at the discretion of the Board. Directors may receive such compensation for their services as is fixed from time to time by resolution of the Board.

DIRECTORS' COMPENSATION

     Directors of the Company currently receive no compensation for their service as such.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted pursuant to the corporate law of the State of Delaware, the Company's state of incorporation, the Certificate of Incorporation and By-Laws require that the Company indemnify its directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, the Company intends to enter into an indemnity agreement with each director which generally provides that directors are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in the Company's Certificate of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

OMNIBUS STOCK PLAN

     In January 1997, the Company adopted the Galveston's Steakhouse Omnibus Stock Plan (the "Plan") to promote the long-term growth and profitability of the Company by (i) providing key directors, officers and employees of the Company and its subsidiaries with incentives to improve stockholder value and contribute to the growth and financial success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. As described more fully below, the Plan provides for grants of options to purchase specified numbers of shares of Common Stock at predetermined prices.

     The following discussion represents only a summary of certain of the plan terms and is qualified in its entirety by reference to the complete plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     Shares Available; Maximum Awards; Participants. A total of 400,000 shares of the Company's Common Stock has been reserved for issuance upon exercise of options granted pursuant to the Plan. The Plan allows the Company to grant options to employees, officers and directors of the Company and its subsidiaries; provided that only employees of the Company and its subsidiaries may receive incentive stock options under the Plan. The Company has not granted, and prior to completion of the Offering does not expect to grant, any options under the Plan.

     Stock Option Features. Under the Plan, options to purchase the Company's Common Stock may take the form of incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options ("NQSOs"). As required by Section 422 of the Code, the aggregate fair market value (as defined in the Plan) of shares of Common Stock (determined as of the date of grant of the ISO) with respect to which ISOs granted to an employee are exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSOs.

     Initially, each option will be exercisable over a period, determined by the Board of Directors or the Compensation Committee of the Board of Directors of the Company, in its discretion, of up to ten years from the date of grant. Options may be exercisable during the option period at such time, in such amounts, and in accordance with such terms and conditions and subject to such restrictions as are determined by the Board or the Compensation Committee and set forth in option agreements evidencing the grant of such options; provided that no option may be exercisable less than six months from its date of grant.

     The exercise price of options granted pursuant to the Plan is determined by the Board or the Compensation Committee, in its discretion; provided that the exercise price of an ISO may not be less than 100% of the fair market value (as defined in the Plan) of the shares of the Company Common Stock on the date of grant. The exercise price of options granted pursuant to the Plan is subject to adjustment as provided in the Plan to reflect stock dividends, splits, other recapitalizations or reclassifications or changes in the market value of the Company Common Stock. In addition, the Plan provides that, in the event of a proposed change in control of the Company (as defined in the Plan), the Board or the Compensation Committee is to take such actions as it deems appropriate to effectuate the purposes of the Plan and to protect the grantees of options, which action may include (i) acceleration or change of the exercise dates of any option; (ii) arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option; and
(iii) in any case where equity securities other than Common Stock are proposed to be delivered in exchange for or with respect to Common Stock, arrangements providing that any option shall become one or more options with respect to such other equity securities. Further, in the event the Company dissolves and liquidates (other than pursuant to a plan of merger or reorganization), then notwithstanding any restrictions on exercise set forth in the Plan or any grant agreement pursuant thereto (i) each grantee shall have the right to exercise his option at any time up to ten days prior to the effective date of such liquidation and dissolution; and (ii) the Board or the Compensation Committee may make arrangements with the grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option that is so canceled or surrendered at any time up to ten days prior to the effective date of such liquidation and dissolution. The Board or the Compensation Committee also may establish a different period (and different conditions) for such exercise, cancellation, or surrender to avoid subjecting the grantee to liability under Section 16(b) of the Exchange Act.

     The shares purchased upon the exercise of an option are to be paid for by the optionee in cash or cash equivalents acceptable to the Compensation Committee. In addition, the Plan provides for broker-assisted cashless exercises in the discretion of the Compensation Committee.

     Except as permitted pursuant to Rule 16b-3 under the Exchange Act, and in any event in the case of an ISO, an option is not transferable except by will or the laws of descent and distribution. In no case may the options be exercised later than the expiration date specified in the option agreement.

     Plan Administration. The Plan will be administered by the Board of Directors or a Compensation Committee of the Board of Directors in accordance with the provisions of Rule 16b-3.

     The Compensation Committee will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of awards and the terms and provisions relating to the exercise of the awards. The Compensation Committee may interpret the Plan and may at any time adopt such rules and regulations for the Plan as it deems advisable. The Board of Directors may at any time amend or terminate the Plan and change its terms and conditions, except that, without stockholder approval, no such amendment may (i) materially increase the maximum number of shares as to which awards may be granted under the Plan; (ii) materially increase the benefits accruing to Plan participants; or (iii) materially change the requirements as to eligibility for participation in the Plan.

     Accounting Effects. Under current accounting rules, neither the grant of options at an exercise price not less than the current fair market value of the underlying Common Stock, nor the exercise of options under the Plan, is expected to result in any charge to the earnings of the Company.

     Certain Federal Income Tax Consequences. The following is a brief summary of certain Federal income tax aspects of awards under the Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     Incentive Stock Options. An optionee will not realize taxable income upon the grant of an ISO. In addition, an optionee will not realize taxable income upon the exercise of an ISO, provided that such exercise occurs no later than three months after the optionee's termination of employment with the Company (one year in the event of a termination on account of disability). However, an optionee's alternative minimum taxable income will be increased by the amount that the fair market value of the shares acquired upon exercise of an ISO, generally determined as of the date of exercise, exceeds the exercise price of the option. If an optionee sells the shares of Common Stock acquired upon exercise of an ISO, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the shares is qualifying if made more than two years after the date the ISO was granted and more than one year after the date the ISO was exercised. If the disposition of the shares is qualifying, any excess of the sale price of the shares over the exercise price of the ISO would be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is not qualifying, i.e., a disqualifying disposition, the excess of the fair market value of the shares on the date the ISO was exercised over the exercise price would be compensation income taxable to the optionee at the time of the disposition, and any excess of the sale price of the shares over the fair market value of the shares on the date the ISO was exercised would be capital gain.

     Unless an optionee engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an ISO. However, if an optionee engages in a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of compensation income taxable to the optionee.

     Nonqualified Stock Options. An optionee will not realize taxable income upon the grant of an NQSO. However, when the optionee exercises the NQSO, the difference between the exercise price of the NQSO and the fair market value of the shares acquired upon exercise of the NQSO on the date of exercise is compensation income taxable to the optionee. The Company generally will be entitled to a deduction equal to the amount of compensation income taxable to the optionee.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and other compensation paid from the Company's inception in June 1996 through December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                          ANNUAL COMPENSATION      COMPENSATION
                                                        -----------------------     SECURITIES
                                             SALARY      BONUS     OTHER ANNUAL     UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR       ($)        ($)      COMPENSATION    OPTIONS (#)     COMPENSATION
---------------------------------   -----    -------    -------    ------------    ------------    ------------
Richard M. Lee, Chairman and
  Chief Executive Officer........   1996       -0 -       -0 -          -0 -           82,500(1)        -0 -

---------------

(1) Represents non-plan options granted to Mr. Lee in connection with his Employment Agreement. See "MANAGEMENT -- Employment Agreements."

             OPTION GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)

                                              PERCENT OF
                             NUMBER          TOTAL OPTIONS
                           SECURITIES         GRANTED TO         EXERCISE OF
                           UNDERLYING        EMPLOYEES IN        BASE PRICE
        NAME               OPTION (#)         FISCAL YEAR          ($/SH)         EXPIRATION DATE
---------------------    ---------------    ---------------    ---------------    ---------------
Richard M. Lee.......       82,500(1)            36.7%         $      .60                     N/A
Hiram J. Woo.........       82,500(1)            36.7%         $      .60                     N/A
Michael Dunmire......       35,000(1)            15.5%         $     5.00                     N/A
Rebecca L. Rotman....       25,000(1)            11.1%         $     5.00                     N/A

---------------

(1) Represents non-plan options granted to the employees in connection with their respective Employment Agreements. See "MANAGEMENT -- Employment Agreements."

AGGREGATED OPTION EXERCISES IN LAST FISCAL-YEAR AND FISCAL-YEAR END OPTION
VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING
                                                                 UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS
                                                                     YEAR               AT FISCAL YEAR
                        SHARES ACQUIRED        VALUE         END (#) EXERCISABLE/    END($) EXERCISABLE/
        NAME            ON EXERCISE (#)     REALIZED ($)        UNEXERCISABLE          UNEXERCISABLE(1)
---------------------   ----------------    ------------     --------------------    --------------------
Richard M. Lee.......          -0 -              --          0 exercisable/          $0 exercisable/
                                                             82,500 unexercisable    $156,750
                                                                                     unexercisable
Hiram J. Woo.........          -0 -              --          0 exercisable/          $0 exercisable/
                                                             82,500 unexercisable    $156,750
                                                                                     unexercisable
Michael Dunmire......          -0 -              --          0 exercisable/          $0 exercisable/
                                                             35,000 unexercisable    $0 unexercisable
Rebecca L. Rotman....          -0 -              --          0 exercisable/          $0 exercisable/
                                                             25,000 unexercisable    $0 unexercisable

---------------

(1) There was no public trading market for the Common Stock on December 31, 1996. Accordingly, solely for purposes of this table, the values in this column have been calculated on the basis of fifty percent (50%) of the proposed initial public offering price, less the aggregate exercise price of the options.

EMPLOYMENT AGREEMENTS

     On June 3, 1996, the Company entered into a four-year employment agreement with Richard M. Lee at an annual base salary of $50,000, to be increased to $100,000 upon the closing of this Offering. Under the employment agreement, Mr. Lee's employment may not be terminated by the Company without cause. In addition, Mr. Lee has agreed in his employment agreement not to compete with the Company for a period of one (1) year following his termination of employment for any reason. On June 3, 1996, the Company also issued to Mr. Lee options to purchase up to 82,500 shares of Common Stock at $0.60 per share, exercisable at the earlier of one year after the closing of this Offering or June 3, 1998. These options expire three (3) months following any termination of employment with the Company. Mr. Lee has waived his salary compensation until the closing date of this Offering. In April 1997, the Company issued 6,250 shares of Common Stock to Mr. Lee in consideration for services rendered by him to the Company.

     On June 3, 1996, the Company entered into a four-year employment agreement with Hiram Woo at an annual base salary of $45,000, to be increased to $80,000 upon the closing of this Offering. Under the employment agreement, Mr. Woo's employment may not be terminated by the Company without cause. In addition, Mr. Woo has agreed in his employment agreement not to compete with the Company for a period of one (1) year following his termination of employment for any reason. On June 3, 1996, the Company also issued to Mr. Woo options to purchase up to 82,500 shares of Common Stock at $0.60 per share, exercisable at the earlier of one year after the closing of this Offering or June 3, 1998. These options expire three (3) months following any termination of employment with the Company. Mr. Woo has waived his salary compensation until the closing date of this Offering. In April 1997, the Company issued 6,250 shares of Common Stock to Mr. Woo in consideration for services rendered by him to the Company.

     On October 15, 1996, the Company entered into a four-year employment agreement with Michael Dunmire at an annual base salary of $40,000, to be increased to $60,000 upon the closing of this Offering. Under the employment agreement, Mr. Dunmire's employment may not be terminated by the Company without cause. In addition, Mr. Dunmire has agreed in his employment agreement not to compete with the Company for a period of three (3) years following his termination of employment for any reason. The employment agreement provides Mr. Dunmire with an option, vesting over a period of four years, to purchase up to 35,000 shares of Common Stock at the initial public offering price per share. These options expire three (3) months following any termination of employment with the Company.

     On October 15, 1996, the Company entered into a four-year employment agreement with Rebecca L. Rotman at an annual base salary of $32,000, to be increased to $50,000 upon the closing of this Offering. Under the employment agreement, Ms. Rotman's employment may not be terminated by the Company without cause. In addition, Ms. Rotman has agreed in her employment agreement not to compete with the Company for a period of three (3) years following her termination of employment for any reason. The employment agreement provides Ms. Rotman with an option, vesting over a period of four years, to purchase up to 25,000 shares of Common Stock at the initial public offering price per share. These options expire three (3) months following any termination of employment with the Company.

     A state court may determine not to enforce (or only partially enforce) the non-compete provisions of the foregoing employment agreements. There can be no assurance given as to the effect, if any, on the Company should a state court so determine not to enforce such non-competitive provisions.

                              CERTAIN TRANSACTIONS
EMPLOYMENT AGREEMENTS

     The Company has entered into separate Employment Agreements with Richard M. Lee, Hiram J. Woo, Michael Dunmire and Rebecca L. Rotman. See "Management -- Employment Agreements."

CONVERTIBLE NOTES

     In June 1996, the Company assumed $92,000 in principal amount of convertible promissory notes from Texas Loosey's Steakhouse Holdings, Inc. ("Holdings"), an affiliate of Messrs. Lee and Woo, to acquire from Holdings its right to purchase two (2) Texas Loosey's restaurants from the TL Sellers. The holders of such notes may convert the notes held by them into 55,200 shares of Common Stock of the Company following the closing of this Offering.

CAPITAL CONTRIBUTION

     In November 1997, Messrs. Lee and Woo contributed $130,000 to the Company as additional paid-in capital. No shares of Common Stock were issued.

PERSONAL GUARANTEES

     Mr. Woo has personally guaranteed the Company's lease agreements for its Fullerton and Norco locations, as well as the Company's vendor debt with Sysco Food Services and various other vendors.

COMPANY POLICY

     The Company believes that each of the foregoing transactions has been on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties. It is the Company's intent that, in the future, transactions with affiliated parties will be approved by a majority of the Company's disinterested directors or otherwise as permitted by applicable law. Any such future transactions are expected to be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of the date of this Prospectus, by
(i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director of the Company and (iii) all directors and officers as a group.

                                                                        PERCENTAGE         PERCENTAGE
                                                       NUMBER          BENEFICIALLY       BENEFICIALLY
                                                         OF            OWNED PRIOR        OWNED AFTER
                      NAME                            SHARES(1)        TO OFFERING        OFFERING(5)
-------------------------------------------------    -----------       ------------       ------------
Richard M. Lee(2)................................      256,920             31.1%              10.7%
Hiram J. Woo(3)..................................      157,542             19.1%               6.6%
JWJ International(4).............................       56,189              6.8%               2.3%
All officers and directors as a group (2 persons)
  (6)............................................      414,462             50.2%              17.3%

---------------

(1) Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Does not include an aggregate of 1,000,000 shares of Series B Convertible Preferred Stock issued to Richard M. Lee, which shares have rights to vote with the Common Stock as one class on a one-vote-per-share basis. See "Description of Securities -- Preferred Stock". After giving effect to such Series B Convertible Preferred Stock, Mr. Lee currently holds 77.5% of the combined stockholder voting power of the Company prior to the offering and would hold 41.6% thereafter. Mr. Lee's business address is at 151 E. Alessandro Boulevard, Riverside, California 92508. Does not include options held by Mr. Lee to acquire up to 82,500 shares of Common Stock.

(3) Mr. Woo's business address is at 151 E. Alessandro Boulevard, Riverside, California 92508. Does not include options held by Mr. Woo to acquire up to 82,500 shares of Common Stock.

(4) JWJ International's business address is at 2242 Mesa Drive, Newport Beach, California 92660.

(5) Assumes that the Underwriters' over-allotment option will not be exercised.

(6) Does not include the assumed exercise of any options outstanding since none are exercisable within 60 days.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $.01 par value (the "Common Stock"), and 5,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock").

     The following summaries of certain terms of the company's common stock and preferred stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the company's certificate of incorporation and the provisions of applicable law.

COMMON STOCK

     As of the date of this Prospectus, there are 825,000 shares of Common Stock issued and outstanding held by 68 holders of record. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company has issued 1,000,000 shares of Series B Preferred Stock ("Series B Preferred") to Richard M. Lee. The Series B Preferred is not redeemable and carries rights to vote with the Common Stock as one class on a one-vote-per-share basis. The Series B Preferred is convertible into Common Stock, at the option of the holder, upon the earlier of: (i) eight (8) years after the closing date of this Offering; or (ii) the first fiscal year of the Company in which the Company's annual net profits equal or exceed $3.5 million. Upon conversion of the Series B Preferred, the holder will be required to pay to the Company, in cash, a conversion price (the "Conversion Price") per share equal to 150% of the initial public offering price of the Company's Common Stock.

     The Series B Preferred carries no dividends prior to the second anniversary of the closing of this Offering, but thereafter, if the above conversion test is satisfied, the Series B Preferred will participate in any dividends declared on the Common Stock, on an "as-converted" basis. The Series B Preferred carries a liquidation value of $0.001 per share prior to the second anniversary of the closing of this Offering. Thereafter, if the above conversion test is satisfied, the Series B Preferred will upon liquidation participate pari passu with the Common Stock, on an "as-converted" basis.

     If and to the extent that the shares of Common Stock issuable upon conversion of the Series B Preferred are not includable in a registration statement on Form S-8, at the request of the holders thereof, delivered to the Company within three years of any such conversion of the Series B Preferred shares, the Company will prepare and file, at its own expense, one (1) registration statement on Form S-3 (to the extent available) to enable such holders to resell shares of Common Stock acquired upon conversion of the Series B Preferred. The Board of Directors may change or otherwise adjust the terms of the above-described Series B Preferred Stock in its sole discretion.

     The Board of Directors of the Company, without further action by the stockholders, has authority to issue all or any portion of the additional 4,000,000 shares of authorized but unissued Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of the Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors of the Company currently has no plans to issue any additional shares of Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares held by directors, officers and certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined to include any person, and the affiliates and associates of such person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

WARRANTS


     In connection with the completion of this Offering, for nominal consideration the Company will grant to the Underwriters, Underwriters' Warrants to purchase 115,000 shares of Common Stock at an initial exercise price of 140% of the initial public offering price of the Shares sold in this Offering. The Underwriters' Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus. The shares of Common Stock issuable upon exercise of the Underwriters' Warrants are identical to the Shares being sold in this Offering. The Underwriters' Warrants contain anti-dilution provisions providing for adjustment in the number of Warrants and the exercise price thereof under certain circumstances. The Underwriters' Warrants also grant the holders thereof certain rights of registration of the shares of Common Stock issuable upon exercise of such Warrants. The Company is registering the Underwriters' Warrants, as well as the underlying Common Stock, pursuant to the Registration Statement of which this Prospectus forms a part. See "Underwriting."


TRANSFER AGENT


     The transfer agent for the Company's Common Stock is Corporate Stock Transfer, Inc.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding an aggregate of 2,402,075 shares of Common Stock, which includes the 1,250,000 shares offered hereby 55,200 shares of common stock issuable upon the conversion of $92,000 of convertible notes payable and 271,825 shares of common stock issuable upon the conversion of $1,087,500 of bridge notes. See "Underwriting." Upon completion of the Offering, the 1,250,000 Shares issued in the Offering will be freely transferable without restriction under the Securities Act (excluding any shares purchased in the Offering by any person who is or thereby becomes an "affiliate" of the Company). All of the 825,000 shares outstanding immediately prior to the Offering were issued in private placements without registration under the Securities Act and, therefore, are "restricted securities" as that term is defined in Rule 144 under the Securities Act.

     The 825,000 shares of Common Stock outstanding prior to this Offering are subject to the contractual restrictions that the holders thereof may not sell, transfer, assign, pledge or hypothecate their shares without the prior written consent of the Underwriters until one (1) year after the effective date of the Registration Statement of which this Prospectus forms a part (except that the 30,000 shares issued in the third quarter of 1997 are subject to these restrictions for a period of two (2) years.) The 55,200 and 271,875 shares of Common Stock to be issued upon the conversion of $92,000 in convertible notes payable and of $1,087,500 of bridge notes, respectively, will be "restricted securities" and will be eligible for sale one year from the date the note holders agreed to convert their notes to shares of Common Stock. In addition, Messrs. Lee and Woo have agreed not to sell, transfer, assign, pledge or hypothecate any securities of the Company owned by them until two (2) years after the effective date of the Registration Statement of which this Prospectus forms a part, without the prior written consent of the Underwriters.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell within any three-month period a number of restricted shares which does not exceed the greater of 1% of the then outstanding shares of such class of securities or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of the Company with respect to restricted securities that satisfy a two-year holding period, without regard to the volume or other resale limitations.

     The Company is unable to predict the effect that sales of the shares of Common Stock outstanding prior to this offering, the Underwriter's Warrants or the shares underlying such Underwriters' Warrants or sales under Rule 144 may have on the then prevailing market price of the Common Stock, but such sales may have a substantial depressing effect on such market price. The 825,000 shares of Common Stock that will be "restricted securities" immediately subsequent to the Offering will become eligible for sale at various times beginning 90 days after the date of this Prospectus. See "Risk Factors."

                                  UNDERWRITING

     The underwriters named below (the "Underwriters") have further agreed, subject to the terms and conditions of the Underwriting Agreement among the Company and William Scott & Co., L.L.C., as Representative of the several Underwriters, to purchase from the Company the number of Shares set forth below opposite their names:

                                                                          NUMBER OF
                              NAME OF UNDERWRITER                           SHARES
          ------------------------------------------------------------    ----------
          William Scott & Co. L.L.C...................................        75,000
          Tasin & Company, Inc........................................       100,000
          Hornblower & Weeks, Inc.....................................       600,000
          Winchester Investment Securities, Inc.......................       475,000
                                                                          ----------
                    Total.............................................     1,250,000

     Underwriters are committed to purchase and pay for all of the Shares offered hereby if any are purchased. The Common Stock is being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions, such as no adverse changes in the Company and market conditions.


     The Underwriters have advised the Company that they propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers who are members of the NASD concessions, not in excess of $0.30 per share, of which not in excess of $0.25 per share may be reallowed to other dealers who are members of the NASD. After the initial public distribution of the shares is completed, the public offering price, concession and reallowance may be changed by the Underwriters.


     The Company has granted the Underwriters an over-allotment option, exercisable during the 30-day period commencing with the date of the Underwriting Agreement, to purchase from the Company at the initial offering price less underwriting discounts, up to an aggregate of 187,500 additional shares of Common Stock from the Company for the sole purpose of covering over-allotments, if any. The Company will be obligated, pursuant to this over-allotment option, to sell such additional shares to the Underwriters.

     The Company has agreed to pay to the Underwriters a non-accountable expense allowance of 3% of the gross proceeds of the Offering, of which $20,000 has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including expenses of counsel retained for such purpose by the Underwriters.

     In connection with the Offering, the Company has agreed to sell to the Underwriters, for $0.001 per Warrant, the Underwriter's Warrants. The Underwriter's Warrants initially are exercisable at a price of 140% of the per share initial public offering price of the Shares offered hereby, for a period of four years commencing one year from the date of this Prospectus. The shares of Common Stock issuable upon exercise of the Underwriter's Warrants are identical to the Shares being sold in this Offering. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment in the number of Warrants and the exercise price thereof under certain circumstances. The Underwriter's Warrants also grant the holders thereof certain rights of registration of the shares of Common Stock issuable upon exercise of such Warrants. The Company is registering the Underwriter's Warrants, as well as the underlying Common Stock, pursuant to the Registration Statement of which this Prospectus forms a part. The Underwriter's Warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of one year following the Offering, except to NASD members participating in the Offering and the bona fide officers or partners thereof.

     The Underwriters have the right to designate one member of the Board of Directors for a period of three (3) years commencing with the closing of the Offering or, at their option, to designate a non-director observer to the Board of Directors.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Underwriters have informed the Company that they will not sell any shares of the Common Stock to any accounts over which they exercise discretionary authority.

     In addition, Messrs. Lee and Woo have agreed not to transfer, assign or sell any securities of the Company to be owned by them after the Offering for a period of two (2) years, without the Underwriters' prior written consent.

     The Company has agreed with the Underwriters that, except as described in this Prospectus, for a period of 90 days from the date of this Prospectus, it will not issue any securities or grant options or warrants to purchase any securities of the Company without the consent of the Underwriters.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be affected on Nasdaq or otherwise and, if commenced, may be discontinued at any time and will, in any event, be discontinued thirty (30) days after settlement of this Offering.


     The NASD has determined that Universal Partners, L.P. is an underwriter or related person in connection with this offering. Therefore, certain securities received by Universal Partners, L.P. in connection with a bridge financing by the Company in August, 1997 have been determined to be compensation in connection with this offering. These securities may not be sold, pledged, hypothecated or transferred for a period of two years following the effective date of this offering. In addition, in February 1997, the Company issued certain shares of its common stock to three persons associated with Winchester Investment Securities, Inc., one of the underwriters of this offering. These persons have since renounced their ownership interest in these shares and agreed to return the share certificates evidencing same to the Company prior to the closing of this offering, without recourse.


     The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Company and the Commission. See "Additional Information."

PRICING THE OFFERING


     Prior to this Offering, there has been no public market for any of the Company's securities. Consequently, the initial public offering price of the Common Stock has been determined by negotiation between the Company and the Underwriters. Factors to be considered in determining such price, in addition to prevailing market conditions, include an assessment of the Company's prospects. The public offering price of the Shares does not necessarily bear any relationship to the Company's asset value, earnings, net financial condition, or other established criteria of value applicable to the Company and should not be regarded as an indication of the actual value or future market price of the Shares. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that the Shares can be resold at its public offering price.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for the Company by Lehman & Eilen, Uniondale, New York. The Law Offices of David N. Feldman, Esq., New York, New York, will pass upon certain legal matters for the Underwriters. Hank Gracin, Esq., counsel to Lehman & Eilen, owns 4,496 shares of common stock of the Company.

                                    EXPERTS

     The audited financial statements of TLC Restaurant Management Corp. for the period from December 31, 1995 through August 18, 1996 and the year ended December 30, 1995 and of Galveston's Steakhouse Corp. for the period from inception (June 3, 1996) through December 31, 1996 included in this Prospectus and elsewhere in the registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports which include explanatory paragraphs that state substantial doubt about the Companys' ability to continue as a going concern, as described in Notes 1 and 2 to the audited financial statements of TLC Restaurant Management Corp. and Galveston's Steakhouse Corp., respectively.

     Effective January 7, 1998, the Company, by action of its Board of Directors, terminated Arthur Andersen LLP as the Company's independent certified public accountants. The reports previously issued by Arthur Andersen LLP did not include an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles, except to include an explanatory paragraph concerning Galveston's Steakhouse Corp. and TLC Restaurant Management Corp.'s ability to continue as a going concern.

     In connection with the above mentioned audits and during any subsequent interim periods preceding such termination, there has not developed any disagreements between Arthur Andersen LLP and the Company or other reportable events which have not been resolved to Arthur Andersen LLP's satisfaction.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement under the Securities Act with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission in Washington, D.C. upon payment of the prescribed fees. In addition, such materials may be accessed electronically at the Commission's site on the World Wide Web, located at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company will, upon completion of the Offering, be subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, will file reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Commission at such address.

                         INDEX TO FINANCIAL STATEMENTS

          Galveston's Steakhouse Corp. for the period from inception
            (June 3, 1996) through December 31, 1996.......................     F-2
               Report of Independent Certified Public Accountants..........     F-3
               Balance Sheet...............................................     F-4
               Statement of Operations.....................................     F-6
               Statement of Stockholders' Deficit..........................     F-7
               Statement of Cash Flows.....................................     F-8
               Supplemental Disclosure of Cash Flow........................     F-9
               Notes to Financial Statements...............................    F-10

          Galveston's Steakhouse Corp. for the nine months ended
            September 30, 1997 (unaudited).................................    F-19
               Balance Sheet...............................................    F-20
               Statement of Operations.....................................    F-22
               Statement of Stockholders' Deficit..........................    F-23
               Statement of Cash Flows.....................................    F-24
               Supplemental Disclosure of Cash Flow........................    F-25
               Notes to Financial Statements...............................    F-26

          TLC Restaurant Management Corp. for the period from
            December 31, 1995 through August 18, 1996, and the year
            ended December 30, 1995........................................    F-28
               Report of Independent Certified Public Accountants..........    F-29
               Balance Sheet...............................................    F-31
               Statements of Operations....................................    F-32
               Statement of Stockholder's Deficit..........................    F-33
               Statements of Cash Flow.....................................    F-34
               Supplemental Disclosure of Cash Flow........................    F-35
               Notes to Financial Statements...............................    F-36

                          GALVESTON'S STEAKHOUSE CORP.
                      (FORMERLY TEXAS LOOSEY'S STEAKHOUSE
                               AND SALOON, INC.)
                              FINANCIAL STATEMENTS
                  FOR THE PERIOD FROM INCEPTION (JUNE 3, 1996)
                           THROUGH DECEMBER 31, 1996
                            TOGETHER WITH REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Management of
  Galveston's Steakhouse Corp.:

     We have audited the accompanying balance sheet of Galveston's Steakhouse Corp. (a Delaware corporation) as of December 31, 1996, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (June 3, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Galveston's Steakhouse Corp. as of December 31, 1996 and the results of its operations and its cash flows for the period from inception (June 3, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since commencing operations, the Company has incurred substantial losses, resulting in a deficiency in stockholders' equity. As further discussed in Note 2, the Company has plans to raise approximately $5 million to $6 million in additional capital through a public offering of its common stock. There can be no assurance that the Company will be successful in raising sufficient capital to meet its needs and even if the Company does raise additional capital, there can be no assurance that it will achieve successful operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
January 16, 1998

                          GALVESTON'S STEAKHOUSE CORP.
                       BALANCE SHEET -- DECEMBER 31, 1996

                                     ASSETS

          CURRENT ASSETS:
            Cash.......................................................   $   46,439
            Receivables................................................       79,235
            Inventories................................................       30,291
            Prepaid expenses...........................................        6,425
                                                                          ----------
                    Total current assets...............................      162,390
                                                                          ----------

          PROPERTY AND EQUIPMENT:
            Furniture, fixtures and equipment..........................      701,753
            Leasehold improvements.....................................      363,529
                                                                          ----------
                                                                           1,065,282
            Less--Accumulated depreciation and amortization............      (22,107)
                                                                          ----------
                                                                           1,043,175
                                                                          ----------

          OTHER ASSETS:
            Intangible assets, net of accumulated amortization of
            $19,560....................................................      538,440
            Liquor licenses and other..................................       56,300
                                                                          ----------
                    Total assets.......................................   $1,800,305
                                                                          ----------
                                                                          ----------

       The accompanying notes are an integral part of this balance sheet.

                          GALVESTON'S STEAKHOUSE CORP.
                        BALANCE SHEET--DECEMBER 31, 1996

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

    CURRENT LIABILITIES:

      Notes payable.........................................................   $1,469,972
      Accounts payable......................................................       37,018
      Accrued liabilities...................................................       78,162
      Accrued interest......................................................       69,488
      Accrued payroll costs.................................................       40,854
                                                                               ----------
              Total current liabilities.....................................    1,695,494
                                                                               ----------

    LONG-TERM DEBT..........................................................      870,000
                                                                               ----------

    COMMITMENTS AND CONTINGENCIES

    STOCKHOLDERS' DEFICIT:
      Preferred stock, $.001 par value, 5,000,000 shares authorized,
         1,000,000 shares issued and outstanding............................        1,000
      Common stock, $.01 par value, 10,000,000 shares authorized,
         713,849 shares issued and outstanding..............................        7,138
      Paid-in capital.......................................................      169,225
      Accumulated deficit...................................................     (942,552)
                                                                               ----------
              Total stockholders' deficit...................................     (765,189)
                                                                               ----------
              Total liabilities and stockholders' deficit...................   $1,800,305
                                                                               ----------
                                                                               ----------

       The accompanying notes are an integral part of this balance sheet.

                          GALVESTON'S STEAKHOUSE CORP.

                     STATEMENT OF OPERATIONS FOR THE PERIOD
            FROM INCEPTION (JUNE 3, 1996) THROUGH DECEMBER 31, 1996

    REVENUES................................................................   $  416,544
                                                                               ----------
    RESTAURANT COSTS:
         Food and beverage..................................................      153,592
         Payroll............................................................      255,463
         Direct operating...................................................      116,819
         Depreciation and amortization......................................       22,107
                                                                               ----------
                                                                                  547,981
                                                                               ----------
                                                                                 (131,437)
    OTHER INCOME (EXPENSES):
         General and administrative expenses................................     (136,467)
         Pre-opening and start-up costs.....................................     (433,694)
         Amortization expense...............................................      (19,560)
         Other..............................................................       49,979
                                                                               ----------
    OPERATING LOSS..........................................................     (671,179)
    INTEREST AND FINANCING COSTS............................................     (271,373)
                                                                               ----------
    NET LOSS................................................................   $ (942,552)
                                                                               ----------
                                                                               ----------
    NET LOSS PER SHARE......................................................   $    (1.19)
                                                                               ----------
                                                                               ----------
    WEIGHTED AVERAGE SHARES OUTSTANDING.....................................      795,000
                                                                               ----------
                                                                               ----------

         The accompanying notes are an integral part of this statement.

                          GALVESTON'S STEAKHOUSE CORP.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
     FOR THE PERIOD FROM INCEPTION (JUNE 3, 1996) THROUGH DECEMBER 31, 1996

                             COMMON STOCK          PREFERRED STOCK
                         --------------------    -------------------    ADDITIONAL
                         NUMBER OF               NUMBER OF               PAID-IN      ACCUMULATED
                          SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL        DEFICIT        TOTAL
                         ---------    -------    ---------    ------    ----------    -----------    ---------
BALANCE, June 3,
  1996................          --    $    --           --    $  --      $     --      $      --     $      --
     Issuance of
       common stock...     713,849      7,138           --       --       169,225             --       176,363
     Issuance of
       preferred
       stock..........          --         --    1,000,000    1,000            --             --         1,000
     Net loss.........          --         --           --       --            --       (942,552)     (942,552)
                         ---------    -------    ---------    ------     --------      ---------     ---------
BALANCE, December 31,
     1996.............     713,849    $ 7,138    1,000,000    $1,000     $169,225      $(942,552)    $(765,189)
                         ---------    -------    ---------    ------     --------      ---------     ---------
                         ---------    -------    ---------    ------     --------      ---------     ---------

         The accompanying notes are an integral part of this statement.

                          GALVESTON'S STEAKHOUSE CORP.

                     STATEMENT OF CASH FLOWS FOR THE PERIOD
            FROM INCEPTION (JUNE 3, 1996) THROUGH DECEMBER 31, 1996

    CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss...........................................................   $ (942,552)
         Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation and amortization....................................       41,667
           Amortization of discount on private placement proceeds...........       68,855
           Issuance of common stock in exchange for services rendered.......       14,480
           Increase in:
              Receivables...................................................      (79,235)
              Inventories...................................................      (30,291)
              Prepaid expenses..............................................       (6,425)
           Increase in:
              Accounts payable..............................................       37,018
              Accrued liabilities...........................................       78,162
              Accrued interest..............................................       69,488
              Accrued payroll costs.........................................       40,854
                                                                               ----------
                   Net cash used in operating activities....................     (707,979)
                                                                               ----------
    CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchases of property and equipment................................     (159,582)
         Purchase of Texas Loosey's restaurants.............................     (275,000)
                                                                               ----------
                   Net cash used in investing activities....................     (434,582)
                                                                               ----------
    CASH FLOWS FROM FINANCING ACTIVITIES:
         Increase in notes payable..........................................    1,026,117
         Issuance of common and preferred stock.............................      162,883
                                                                               ----------
                   Net cash provided by financing activities................    1,189,000
                                                                               ----------
    NET INCREASE IN CASH....................................................       46,439
    CASH, beginning of year.................................................           --
                                                                               ----------
    CASH, end of year.......................................................   $   46,439
                                                                               ----------
                                                                               ----------

         The accompanying notes are an integral part of this statement.

                          GALVESTON'S STEAKHOUSE CORP.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Cash paid during the year for--
           Interest.........................................................   $    3,030
           Income taxes.....................................................   $       --

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

On August 19, 1996, the Company acquired two restaurants together with certain franchise contracts and certain other intangible assets. In conjunction with the acquisition, liabilities were assumed as follows:

    Fair value of assets acquired...........................................   $1,520,000
    Cash paid for assets....................................................     (275,000)
                                                                               ----------
    Notes payable issued to seller..........................................   $1,245,000
                                                                               ----------
                                                                               ----------

         The accompanying notes are an integral part of this statement.

                          GALVESTON'S STEAKHOUSE CORP.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. COMPANY BACKGROUND AND OPERATIONS

     Galveston's Steakhouse Corp., a Delaware corporation (the "Company") was incorporated on June 3, 1996. On December 19, 1996, the Board of Directors adopted a resolution to change the Company's name from Texas Loosey's Steakhouse & Saloon, Inc. to Galveston's Steakhouse Corp. The Company owns and operates a Texas Loosey's Steakhouse and Saloon in Torrance, California, and a Galveston's Steakhouse located in Fullerton, California. Texas Loosey's is a casual dining restaurant with a wide variety of menu choices, ranging from mexican dishes to steak dinners. Galveston's Steakhouse is a moderately priced steak and seafood restaurant. Both of these restaurants were acquired from TLC Restaurant Management Corp. on August 19, 1996, together with certain intangible assets for a purchase price of $1,520,000, consisting of notes payable of $1,245,000 (see Notes 6 and 11), and cash of $275,000.

2. RISK FACTORS

     Since commencing operations, the Company has incurred substantial operating losses, resulting in a deficiency in stockholders' equity. Additionally, the predecessor company from whom the Company purchased the Torrance and Fullerton restaurants, has a history of operating losses, resulting in an accumulated stockholder's deficit. The Company was organized on June 3, 1996. As such, it has a limited operating history and experience; therefore, it is vulnerable to a variety of business risks generally associated with start up companies. Additionally, both of the Company's restaurants are located in Southern California and are therefore susceptible to fluctuations in their business caused by adverse economic conditions or other conditions in that region. The Company operates in a highly competitive industry. Many of the Company's competitors have been in existence longer than the Company, have a more established market presence and have substantially greater financial, marketing, and other resources than the Company, which may give them certain competitive advantages. To fund the acquisition and operations of the restaurants, the Company has incurred a substantial amount of debt (see Note 6). Due to the limited operating history and risk associated with the Company, the debt was structured such that the Company has incurred significant interest charges. These interest charges have significantly impacted the operating results of the Company.

     The Company has plans to raise approximately $5 million to $6 million in additional capital through a public offering of its common stock. There can be no assurance that the Company will be successful in raising sufficient capital to meet its needs and even if the Company does raise additional capital, there can be no assurance that it will achieve successful operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

3. PENDING ACQUISITION

     On September 23, 1996, the Company entered into an agreement with two individuals for the purchase of the assets of two franchised Texas Loosey's Chili Parlor and Saloon restaurants located in Riverside and Norco, California. This transaction is expected to close in February 1998. In accordance with SEC Rules and Regulations, the financial statements of these restaurants to be acquired have been excluded from the Company's prospectus as the restaurants are
(i) below the 50% significance level (i.e. the proposed purchase price of the restaurants is less than 50% of the assets of the Company at December 31, 1996) and (ii) have not yet been acquired. Accordingly, pro forma financial information related to the effects of this pending acquisition have also been omitted. The net book value of the assets to be acquired are approximately $600,000 at December 31, 1996.

                          GALVESTON'S STEAKHOUSE CORP.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   a. Fiscal Year-End

           The Company reports its operations on a 52-53 week fiscal year ending on the Sunday closest to December 31. The current fiscal year ended on December 29, 1996; however, for financial statement presentation, the fiscal year end has been designated as December 31, 1996.

  b. Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

  c. Cash and Cash Equivalents

          Cash and cash equivalents consist of cash on hand and in banks and credit card receivables. Credit card receivables are considered cash equivalents because of their short collection period. The carrying amount of credit card receivables approximates their fair value.

  d. Inventories

          Inventories, consisting principally of food, beverages and restaurant supplies, are valued at the lower of cost (first-in, first-out) or market.

  e. Property and Equipment

          Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally five years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the improvements or the remaining lease term.

  f. Intangibles

          Intangibles consist of a covenant not to compete made with the former owner of the Fullerton and Torrance restaurants and goodwill. The covenant not to compete is being amortized over 5 years (the length of the contract) and goodwill is being amortized over a 15 year period. The Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related restaurants undiscounted cash flows over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

  g. Liquor License and Other Assets

          Liquor licenses and other assets consist of the Company's liquor licenses for the Fullerton and Torrance restaurants and miscellaneous rent deposits.

  h. Stock-Based Compensation

          The Company accounts for stock-based compensation issued to employees using the intrinsic value based method as prescribed by APB Opinion No. 25 "According for Stock Issued to Employees" (APB No. 25). Under the intrinsic value based method, compensation is the excess, if any, of the fair value of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation, if any, is recognized over the applicable service period, which is usually the vesting period.

                          GALVESTON'S STEAKHOUSE CORP.

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). This standard, if fully adopted, changes the methods of accounting for employee stock-based compensation plans to the fair value based method. For stock options and warrants, fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, the volatility of the underlying stock (not applicable for private entities), expected dividends and the risk-free interest rate over the expected life of the option or warrant. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

          The adoption of the accounting methodology of SFAS No. 123 is optional and the Company has elected to continue accounting for stock-based compensation issued to employees using APB. No. 25; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 are required to be presented if the effect is material to the financial statements (see Note 10).

  i. New Accounting Pronouncements

          The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" on June 3, 1996. This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this standard did not have a material impact on the financial statements.

          The Financial Accounting Standards Board (FASB) has issued SFAS No. 128, "Earnings per Share". This statement is effective for both interim and annual reporting periods ending after December 15, 1997. SFAS No. 128 replaces primary earnings per share (EPS) with basic EPS and fully diluted EPS with diluted EPS. Basic EPS is computed by dividing reported earnings by the weighted average number of shares outstanding. Diluted EPS is computed in the same way as fully diluted EPS, except that the calculation now uses the average share price for the reporting period to compute dilution from options under the treasury stock method. The Company will adopt the new standard in its reporting for the year ended December 31, 1997. Management does not believe that the adoption of this standard will have a significant impact on EPS.

          The FASB has also issued SFAS No. 129, "Disclosure of Information about Capital Structure". This statement is effective for annual reporting periods ending after December 15, 1997. SFAS No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. The Company will adopt the new standard in its reporting for the year ended December 31, 1997. The adoption of this statement will have no effect on the financial statements.

  j. Income Taxes

          The Company accounts for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates and laws.

  k. Net Loss Per Share

          Net loss per share is computed based on the weighted average number of shares of common stock outstanding during the period. In connection with the Company's IPO, common stock issued for consideration below the IPO share price during the twelve months before the filing of the registration statement, plus options to purchase the Company's common stock issued for consideration below the IPO per share price during the same period (using the treasury stock method), have been included in the calculation of common shares outstanding as if they had been outstanding for all periods presented.

                          GALVESTON'S STEAKHOUSE CORP.

5. RECEIVABLES

     Receivables include the following items: employee advances of approximately $35,000, an insurance receivable of approximately $30,000 for business interruption due to a fire in the Fullerton restaurant, and a $12,000 receivable arising from the sale of a liquor license during 1996.

6. NOTES PAYABLE

     At December 31, 1996 the Company's notes payable consisted of the following:

      Notes payable to private placement investors: principal and accrued interest at 8% is payable at the successful completion of the IPO
      (see Note 2). Additionally, for each $25,000 note, these investors
      received 2,698 shares of the Company's common stock (see Note 8)...    $  905,972

      Note payable to the former owner in the amount of $375,000, bearing interest at 10% per annum accrued from the original note date
      (August 19, 1996) until either February 19, 1997 or the successful completion of the Company's IPO (see Note 2), upon which principal and accrued interest is payable in full. Pursuant to an extension agreement (the "Agreement"), the due date of this note has been ex-
      tended to February 15, 1998. The Agreement also modified the interest rate to 15% per annum from February 19, 1997 through
      February 13, 1998..................................................       375,000

      Note payable to the former owner in the amount of $870,000, bearing interest at 8% per annum from the original note date (August 19,
      1996). No payments are due on this note until February 19, 1997, at which time interest only payments of $6,032 are due monthly for one year. Principal and interest payments of $10,978 are due from
      February 19, 1998 through July 19, 2001, with the remaining
      principal balance due via a balloon payment on August 19, 2001.....       870,000

      Notes payable to various individuals with interest rates ranging from 10 to 14 percent, maturing in February 1998 or upon the
      successful completion of the Company's IPO (see Note 2)............        97,000

      Convertible notes payable (see Note 7) to various individuals which will convert to the Company's common stock by dividing the original note amount by the IPO price per share multiplied by a factor of three. This conversion will only take place upon the successful
      completion of the Company's IPO (see Note 2).......................        92,000
                                                                             ----------

                     Total notes payable.................................     2,339,972

                     Less: short-term notes payable......................     1,469,972
                                                                             ----------

                     Long-term debt......................................    $  870,000
                                                                             ----------
                                                                             ----------

                          GALVESTON'S STEAKHOUSE CORP.

     Future principal payments due on long-term debt are as follows:

      Year ending:
        December 31, 1998................................................    $   51,001
        December 31, 1999................................................        65,847
        December 31, 2000................................................        71,312
        December 31, 2001................................................       681,840
                                                                             ----------
                                                                             $  870,000
                                                                             ----------
                                                                             ----------

7. CONVERTIBLE DEBT

     The Company has convertible debt in the amount of $92,000, payable to various individuals which will convert to the Company's common stock upon the successful completion of the Company's IPO (see Note 2). All note-holders have elected to convert their debt to equity. The note-holders will receive shares of the Company's common stock equal to the principal amount of their note multiplied by a factor of three, divided by the IPO price per share. Consequently, the noteholders will receive common stock worth $276,000, in the aggregate. Although the noteholders have elected to convert their debt to the Company's common stock, these amounts are carried in debt at December 31, 1996, due to the uncertainty of the pricing of the IPO. The Company will record the difference between the note amount of $92,000 and the conversion amount of $276,000 as interest expense upon the closing date of the IPO at which time the noteholders will convert their debt to equity, as noted above.

8. PRIVATE PLACEMENT

     The Company raised $1,000,000 through a private placement during 1996. Each private placement unit was a combination of debt and equity. For each $25,000 unit, an individual received a $25,000 note from the Company and 2,698 shares of the Company's common stock. The notes bear interest at 8 percent per annum from the original note date until the successful completion of the Company's IPO (see
Note 2). Upon the successful completion of the Company's IPO, accrued interest and principal are due in full.

     As each private placement participant received both debt (in the form of the note payable from the Company) and equity (in the form of the Company's common stock), a portion of the $1,000,000 face value of the debt was allocated to equity based on an estimate of the relative fair value of the debt and equity. As such, the Company has allocated $1,079 and $161,804 to common stock and additional paid-in-capital, respectively. This allocation was determined using an effective interest rate of 30 percent, as this is management's estimate of a reasonable risk adjusted rate. The remainder was allocated to short-term debt. The difference between the face value of $1,000,000 and the amount recorded in short-term debt will be accreted to interest expense over the expected life of the debt.

9. PREFERRED STOCK

     On June 3, 1996, the Company issued 1,000,000 shares of preferred stock to the Chairman of the Board and Chief Executive Officer of the Company, for services rendered. The preferred stock has a par value of $.001 per share and carries rights to vote with the common stock as one class on a one-vote-per-share basis. The preferred stock is convertible into the Company's common stock on a one for one basis at the option of the holder at the earlier of eight years following the closing date of the Company's IPO (see Note 2) or when the Company's annual net income equals or exceeds $3.5 million. Upon conversion, the holder of the preferred stock will be required to pay to the Company, in cash, a conversion price (the "Conversion Price") per share equal to 150% of the IPO price of the Company's common stock.

                          GALVESTON'S STEAKHOUSE CORP.

     The preferred stock carries no dividends prior to the second anniversary of the closing date of the proposed IPO, but thereafter, if the above conversion test is satisfied, the preferred stock will participate in any dividends declared on the Company's common stock, on an "as converted" basis. In the event of a voluntary or involuntary liquidation or dissolution of the Company prior to the second anniversary of the closing date of the proposed IPO, or subsequent to the IPO if annual net profits of $3.5 million have not been achieved, the holder of the preferred stock would be entitled to the par value of $.001 per share, or $1,000 in the aggregate. In the event of a voluntary or involuntary liquidation or dissolution of the Company subsequent to the Company's achieving $3.5 million in annual net profits, the holder of the preferred stock would be entitled to share with the holders of the Company's common stock, the assets of the Company, on an as converted basis.

10. STOCK-BASED COMPENSATION

     During 1996, the Company granted certain options to employees and directors. These grants were made outside the Omnibus Stock Plan (see Note 14). On inception (June 3, 1996) of the Company, the Company's Chief Executive Officer and President, who are both directors, were granted 82,500 options each. These options vest at the earlier of one year following the successful completion of the Company's IPO or June 3, 1998 (see Note 2), and are exercisable at $0.60 per share. These options expire three months following any termination of employment with the Company.

     In October 1996, two employees of the Company were granted an aggregate of 60,000 options. The options vest over a period of four years, and are exercisable at the initial public offering price per share of the Company's common stock. These options expire three months following any termination of employment with the Company.

     For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted during 1996 to employees and directors is estimated using the Black-Scholes option-pricing model. The fair value is computed as of the date of grant using the following assumptions: (i) no dividend yield, (ii) volatility of effectively zero (required for public companies only), (iii) weighed-average risk-free interest rate of approximately 6.24% and 6.21%, and (iv) expected lives of two and four years.

     The effects of applying SFAS No. 123 to the Company's option grants in 1996 is immaterial to the Company's net loss and net loss per share; therefore, pro forma disclosures for 1996 have been omitted as allowed by SFAS No. 123.

11. COMMITMENTS

Lease Commitments

     The Company leases its Torrance and Fullerton facilities under operating leases. These leases mature at various dates through 2004. Both the Torrance and Fullerton leases have two five year options to renew. For the period from inception (June 3, 1996) through December 31, 1996, total rental expense, including associated common area maintenance charges, was $51,860.

                          GALVESTON'S STEAKHOUSE CORP.

     Future minimum lease payments for facilities under noncancellable operating leases are as follows:

      Year ending:
        December 31, 1997................................................    $  173,784
        December 31, 1998................................................       163,804
        December 31, 1999................................................       165,900
        December 31, 2000................................................        99,600
        December 31, 2001................................................        99,600
        Thereafter.......................................................       192,900
                                                                             ----------
                                                                             $  895,588
                                                                             ----------
                                                                             ----------

     In addition, the Company leases certain minor equipment under operating leases.

Executive Compensation

     Upon inception of the Company (June 3, 1996), the Company entered into four year employment agreements with both the Company's Chief Executive Officer and President. These agreements are for annual base salaries of $50,000 and $45,000, respectively. However, due to the limited cash flows from operations for the period from inception (June 3, 1996) through December 31, 1996, these individuals have agreed to waive their salary compensation that would be earned up to the successful completion of the Company's IPO (see Note 2). Had these individuals taken salaries for the period from inception (June 3, 1996) through December 31, 1996, the Company would have recognized additional aggregate salary expense of approximately $55,000, which would increase the Company's net loss from $942,552 to $997,552 for 1996.

Consulting Agreement

     In connection with the acquisition of the Torrance and Fullerton restaurants (more fully discussed in Note 12 below), the Company entered into a Consulting Agreement (the "Agreement") with the seller. The Agreement provides that the seller will render consulting services for a period of two years in connection with the management, marketing, development and expansion of the Company's business. In consideration for such consulting services, the Company will pay the seller $95,000 per year.

12. ACQUISITION OF RESTAURANTS

     On August 19, 1996, the Company acquired substantially all the assets of TLC Restaurant Management Corp. ("TLC") including two restaurants located in Torrance and Fullerton, California, and certain intangible assets.

     The acquisition was accounted for by the purchase method of accounting, and accordingly the purchase price has been allocated to the assets acquired based on the estimated fair values at the date of the acquisition. The excess of the purchase price over the estimated fair values of the assets acquired has been recorded as goodwill, which is being amortized over 15 years.

                          GALVESTON'S STEAKHOUSE CORP.

     The estimated fair values of assets as of the date of the acquisition is summarized as follows:

          Liquor licenses.............................................    $   36,000
          Furniture, fixtures and equipment...........................       604,000
          Leasehold improvements......................................       322,000
          Covenant not to compete.....................................        45,000
          Goodwill....................................................       513,000
                                                                          ----------
                                                                          $1,520,000
                                                                          ----------
                                                                          ----------

     The following table presents the unaudited pro forma condensed statement of operations for the period ended December 31, 1996, and reflects the results of operating the Company as if the acquisition had been effective January 1, 1996. The pro forma amounts are not necessarily indicative of the combined results of operations had the acquisition been effective as of that date, or of the anticipated results of operations, due to cost reductions and operating efficiencies that are expected as a result of the acquisition.

                                                                          UNAUDITED
                                                                          PRO FORMA
                                                                         -----------
          Revenues...................................................    $ 1,512,806
                                                                         -----------
          Restaurant Costs...........................................      1,733,104
                                                                         -----------
                                                                            (220,298)
          Other Expenses.............................................       (689,368)
                                                                         -----------
          Operating Loss.............................................       (909,666)
          Interest and Financing Costs...............................       (449,259)
                                                                         -----------
          Net Loss...................................................    $(1,358,925)
                                                                         -----------
                                                                         -----------
          Net Loss Per Share.........................................    $     (1.70)
                                                                         -----------
                                                                         -----------
          Weighted Average Shares Outstanding........................        795,000
                                                                         -----------
                                                                         -----------

13. INCOME TAXES

     No provision for federal and state income taxes has been recorded as the Company incurred net operating losses through December 31, 1996. At December 31, 1996, the Company has approximately $940,000 and $470,000 of federal and state net operating loss carryforwards, respectively, for tax reporting purposes available to offset future taxable income; such carryforwards expire in 2011 and 2001, respectively.

     Deferred tax assets, consisting primarily of the tax effect of net operating loss carryforwards are offset with a valuation allowance because of the uncertainty regarding realizability.

     As discussed in Note 2, the Company has plans to raise approximately $5 million to $6 million in additional capital through a public offering. As a result of bringing in additional shareholders there may be a substantial annual limitation on the use of these net operating loss carryforwards for both federal and state purposes.

     In general, an ownership change occurs when the major shareholders, which includes groups of shareholders of the Company, have increased their ownership by more than 50 percentage points. If there has been an ownership change, section 382 of the Internal Revenue Code places a limitation on the amount of income that can be offset by net operating loss carryforwards. The section 382 limitation is the product of multiplying the Company's value (at the time of the ownership change) by the highest federal long-term tax-exempt rate for the month of the change or the two preceding months. The amount of the potential limitation if any, is yet to be determined.

                          GALVESTON'S STEAKHOUSE CORP.

14. SUBSEQUENT EVENTS

     a. Private Placement

     The Company raised $500,000 through a private placement subsequent to year end. Each private placement unit is a combination of debt and equity. For each $25,000 unit, an individual investor received a $25,000 note from the Company and 2,698 shares of the Company's common stock. The notes bear interest at 8 percent per annum from the original note date until the successful completion of the Company's IPO (see Note 2). Upon the successful completion of the Company's IPO, accrued interest and principal are due in full.

     Each private placement participant received both debt (in the form of a note payable from the Company) and equity (in the form of the Company's common stock), a portion of the $500,000 face value of the debt was allocated to equity based on an estimate of the relative fair value of the debt and equity. As such, the Company allocated $540 and $22,231 to common stock and additional paid-in-capital, respectively. This allocation was determined using an effective interest rate of 30 percent, as this is management's estimate of a reasonable risk adjusted rate. The remainder was allocated to short-term debt. The difference between the face value of $500,000 and the amount recorded in short-term debt will be accreted to interest expense over the expected life of the debt.

     b. Omnibus Stock Option Plan

     In January 1997, the Board of Directors approved the adoption of an Omnibus Stock Plan (the "Plan"). The Plan is intended to provide incentive to key employees, officers and directors of the Company who provide significant services to the Company. There are 400,000 options available for grant under the Plan. The Company has not granted, and prior to the successful completion of the Company's IPO (see Note 2) does not expect to grant, any options under the Plan. Options will vest over a period of time as determined by the Board of Directors, for up to ten years from the date of grant. However, no options may be exercisable less than six months from the date of grant. The exercise price of options granted under the Plan will be determined by the Board of Directors, provided that, the exercise price is not less than the fair market value of the Company's common stock on the date of grant.

     c. Stock Split

     Effective August 11, 1997, the Company effected a 1 for 3.671 reverse stock split and on December 30, 1997 effected a 1.650 for 1 forward stock spit. The preferred stock and options to acquire common stock were unaffected by the stock split. All share and per share data have been retroactively restated to reflect the stock split.

                          GALVESTON'S STEAKHOUSE CORP.
                      (FORMERLY TEXAS LOOSEY'S STEAKHOUSE
                               AND SALOON, INC.)

                              FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                          GALVESTON'S STEAKHOUSE CORP.

                      BALANCE SHEET -- SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                     ASSETS

          CURRENT ASSETS:

               Cash....................................................   $  221,006

               Receivables.............................................      220,199

               Inventories.............................................       28,252

               Prepaid expenses........................................       23,787

               Other...................................................       76,571
                                                                          ----------

                         Total current assets..........................      569,815
                                                                          ----------

          PROPERTY AND EQUIPMENT:

               Furniture, fixtures and equipment.......................      726,341

               Leasehold improvements..................................      367,725
                                                                          ----------

                                                                           1,094,066

               Less -- Accumulated depreciation and amortization.......      (86,847)
                                                                          ----------

                                                                           1,007,219
                                                                          ----------

          OTHER ASSETS:

               Intangible assets, net of accumulated amortization of
                 $55,044...............................................      512,956

               Liquor licenses and other...............................      339,360
                                                                          ----------

                         Total assets..................................    2,429,350
                                                                          ----------
                                                                          ----------

       The accompanying notes are an integral part of this balance sheet.

                          GALVESTON'S STEAKHOUSE CORP.

                      BALANCE SHEET -- SEPTEMBER 30, 1997
                                  (UNAUDITED)

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

          CURRENT LIABILITIES:

               Notes payable..........................................   $ 2,289,000

               Accounts payable.......................................        40,699

               Accrued liabilities....................................        75,287

               Accrued interest.......................................       254,735

               Accrued payroll and sales tax..........................        72,225
                                                                         -----------

                         Total current liabilities....................     2,731,946
                                                                         -----------

          LONG-TERM DEBT..............................................       870,000
                                                                         -----------

          STOCKHOLDERS' DEFICIT:

               Preferred stock, $.001 par value, 5,000,000 shares
                 authorized, 1,000,000 shares issued and
                 outstanding..........................................         1,000

               Common stock, $.01 par value, 10,000,000 shares
                 authorized, 825,000 shares issued and outstanding....         8,250

               Paid-in capital........................................       466,563

               Accumulated deficit....................................    (1,648,409)
                                                                         -----------

                         Total stockholders' deficit..................    (1,172,596)
                                                                         -----------

                         Total liabilities and stockholders'
                         deficit......................................   $ 2,429,350
                                                                         -----------
                                                                         -----------

       The accompanying notes are an integral part of this balance sheet.

                          GALVESTON'S STEAKHOUSE CORP.

                  STATEMENT OF OPERATIONS FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

          REVENUES.....................................................   $1,481,719
                                                                          ----------
          RESTAURANT COSTS:
               Food and beverage.......................................      510,983
               Payroll.................................................      491,661
               Direct operating........................................      308,640
               Depreciation and amortization...........................       64,740
                                                                          ----------
                                                                           1,376,024
                                                                          ----------
                                                                             105,695
          OTHER EXPENSES:
               General and administrative expenses.....................     (264,103)
               Pre-opening and start-up costs..........................      (63,955)
               Amortization expense....................................      (35,484)
               Other...................................................       18,034
                                                                          ----------
          OPERATING LOSS...............................................     (239,813)
          INTEREST AND FINANCING COSTS.................................     (466,044)
                                                                          ----------
          NET LOSS.....................................................     (705,857)
                                                                          ----------
                                                                          ----------
          NET LOSS PER SHARE...........................................   $    (0.88)
                                                                          ----------
                                                                          ----------
          WEIGHTED AVERAGE SHARES OUTSTANDING..........................      800,073
                                                                          ----------
                                                                          ----------

         The accompanying notes are an integral part of this statement.

                          GALVESTON'S STEAKHOUSE CORP.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                           COMMON STOCK          PREFERRED STOCK
                        -------------------    -------------------    ADDITIONAL
                        NUMBER OF              NUMBER OF               PAID-IN      ACCUMULATED
                         SHARES      AMOUNT     SHARES      AMOUNT     CAPITAL        DEFICIT         TOTAL
                        ---------    ------    ---------    ------    ----------    -----------    -----------

BALANCE, December 31,
  1996...............    713,849     $7,138    1,000,000    $1,000     $169,225     $  (942,552)   $  (765,189)

  Issuance of common
     stock in
     connection with
     $150,000 bridge
     loans...........     30,000       300            --       --       149,700              --        150,000

  Issuance of common
     stock for
     services
     rendered........     24,950       249            --       --       124,481              --        124,730

  Issuance of common
     stock in
     connection with
     Private
     Placement.......     56,201       563            --       --        23,157              --         23,720

  Net loss...........         --        --            --       --            --        (705,857)      (705,857)
                         -------     ------    ---------    ------     --------     -----------    -----------

BALANCE, September
  30, 1997...........    825,000     $8,250    1,000,000    $1,000     $466,563     $(1,648,409)   $(1,172,596)
                         -------     ------    ---------    ------     --------     -----------    -----------
                         -------     ------    ---------    ------     --------     -----------    -----------

         The accompanying notes are an integral part of this statement.

                          GALVESTON'S STEAKHOUSE CORP.

                  STATEMENT OF CASH FLOWS FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

    CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss............................................................   $(705,857)
         Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation and amortization.....................................     100,224
           Amortization of discount on private placement proceeds............     117,746
           Issuance of common stock in exchange for services rendered........     124,730
           (Increase) decrease in:
              Receivables....................................................    (140,964)
              Inventories....................................................       2,039
              Prepaid expenses...............................................     (21,072)
              Liquor licenses and other......................................      15,457
           Increase (decrease) in:
              Accounts payable...............................................       3,681
              Accrued liabilities............................................      (2,875)
              Accrued interest...............................................     185,247
              Accrued payroll and sales tax..................................      31,371
                                                                                ---------
                   Net cash used in operating activities.....................    (290,273)
                                                                                ---------

    CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchases of property and equipment.................................     (28,784)
         Intangibles.........................................................     (10,000)
         Increase in other current assets....................................     (72,861)
                                                                                ---------
                   Net cash used in investing activities.....................    (111,645)
                                                                                ---------

    CASH FLOWS FROM FINANCING ACTIVITIES:
         Increase in notes payable...........................................     701,282
         Issuance of common stock in connection with private placement.......      23,720
         Increase in deferred offering costs.................................    (298,517)
         Increase in common stock in connection with bridge loans............     150,000
                                                                                ---------
                   Net cash provided by financing activities.................     576,485
                                                                                ---------

    NET INCREASE IN CASH.....................................................     174,567
    CASH, December 31, 1996..................................................      46,439
                                                                                ---------
    CASH, September 30, 1997.................................................   $ 221,006
                                                                                ---------
                                                                                ---------

         The accompanying notes are an integral part of this statement.

                          GALVESTON'S STEAKHOUSE CORP.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Cash paid during the nine months for --

      Interest...............................................................   $  13,523

      Income taxes...........................................................   $      --

         The accompanying notes are an integral part of this statement.

                          GALVESTON'S STEAKHOUSE CORP.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

1. FINANCIAL STATEMENT PRESENTATION

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information refer to the financial statements and footnotes thereto included elsewhere in this prospectus, for the period from inception (June 3, 1996) through December 31, 1996.

     Galveston's Steakhouse Corp. (the "Company") was incorporated on June 3, 1996. The Company acquired certain assets of TLC Restaurant Management Corp. on August 19, 1996, including two restaurants located in Fullerton and Torrance, California, and certain intangible assets.

2. INVENTORIES

     Inventories, consisting principally of food, beverages and restaurant supplies, are valued at the lower of cost (first-in, first-out) or market.

3. ESCROW DEPOSIT

     The Company is currently in escrow for the purchase of the assets of two franchised Texas Loosey's Chili Parlor and Saloon restaurants located in Riverside and Norco, California. In connection with this acquisition the Company has deposited approximately $78,000 into an escrow account. This deposit is being carried in other current assets on the accompanying balance sheet at September 30, 1997.

4. MANAGEMENT FEE

     As discussed in Note 3, the Company is in escrow for the purchase of two restaurants in Riverside and Norco, California. This transaction is expected to close in February 1998; however, the acquisition is contingent on the Company raising capital through the planned public offering or from other sources.

     The Company assumed responsibility for the day to day operations of these restaurants on March 1, 1997. In return for managing these restaurants until the purchase is consummated, the Company is receiving a management fee equal to the net income generated by the restaurants. As of September 30, 1997, the Company has earned a management fee approximating $33,290. This management fee is reflected in other expenses on the accompanying statement of operations for the nine months ended September 30, 1997.

5. PRIVATE PLACEMENT

     The Company raised $500,000 through a private placement during the nine months ended September 30, 1997. Each private placement unit consisted of a combination of debt and equity. For each $25,000 unit, an individual received a $25,000 note from the Company and 2,698 shares of the Company's common stock. The notes bear interest at 8 percent per annum from the original note date until the successful completion of the Company's IPO. Upon the successful completion of the Company's IPO, accrued interest and principal are due in full.

     As each private placement participant received both debt (in the form of a note payable from the Company) and equity (in the form of the Company's common stock), a portion of the $500,000 face value of the debt was allocated to equity based on an estimate of the relative fair value of the debt and equity. As such, the Company has allocated $540 and $22,231 to common stock and additional paid-in-capital, respectively. This allocation was

                          GALVESTON'S STEAKHOUSE CORP.

                               SEPTEMBER 30, 1997
                                  (UNAUDITED)
determined using an effective interest rate of 30 percent, as this is management's estimate of a reasonable risk adjusted rate. The remainder of the proceeds was allocated to short-term debt. The difference between the face value of $500,000 and the amount recorded in short-term debt will be accreted to interest expense over the expected life of the debt.

6. NOTE PAYABLE

     On January 30, 1997, the Company issued a $25,000 note payable. The note payable was comprised of a $25,000 note from the Company and 2,249 shares of the Company's common stock. The note bears interest at 8 percent per annum from the original note date until the successful completion of the Company's IPO. Upon the successful completion of the Company's IPO, accrued interest and principal are due in full.

     As this individual received both debt (in the form of the note payable from the Company) and equity (in the form of the Company's common stock), a portion of the $25,000 face value of the note was allocated to equity based on an estimate of the relative fair value of the debt and equity. As such, the Company has allocated $22 and $927 to common stock and additional paid-in-capital, respectively. This allocation was determined using an effective interest rate of 30 percent, as this is management's estimate of a reasonable risk adjusted rate. The remainder was allocated to short-term debt. The difference between the face value of the $25,000 and the amount recorded in short-term debt will be accreted to interest expense over the expected life of the debt.

     On August 15, 1997, the Company obtained a bridge loan in the amount of $150,000. The bridge loan bears interest at at rate of 9 percent per annum from the original note date until the successful completion of the Company's IPO. Upon the successful completion of the Company's IPO, accrued interest and principal are due in full.

     In connection with providing the bridge loan financing to the Company, the individual lenders received an aggregate of 30,000 shares of the Company's common stock. Upon issuance of this stock the Company recorded an additional interest charge of approximately $150,000 (30,000 shares X $5.00 per share (the proposed offering price per share)).

7. LIQUOR LICENSES AND OTHER

     At September 30, 1997, the Company had deferred stock offering-related costs of approximately $298,000. Such costs will be offset against the proceeds of the offering upon consummation.

8. SUBSEQUENT EVENT

  Stock Split

     Effective August 11, 1997, the Company effected a 1 for 3.671 reverse stock split and on December 30, 1997 effected a 1.650 for 1 forward stock split. The preferred stock and options to acquire common stock were unaffected by the stock split. All share and per share data have been retroactively restated to reflect the stock split.

                        TLC RESTAURANT MANAGEMENT CORP.
                              FINANCIAL STATEMENTS
                     FOR THE PERIOD FROM DECEMBER 31, 1995
                          THROUGH AUGUST 18, 1996 AND
                        THE YEAR ENDED DECEMBER 30, 1995
                            TOGETHER WITH REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Management of the
  TLC Restaurant Management Corp.:

     We have audited the accompanying balance sheet of TLC Restaurant Management Corp. (a California corporation) as of December 30, 1995, and the related statements of operations, stockholder's deficit and cash flows for the period from December 31, 1995 through August 18, 1996 and the year ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TLC Restaurant Management Corp. as of December 30, 1995, and the results of its operations and its cash flows for the period from December 31, 1995 through August 18, 1996 and the year ended December 30, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since commencing operations, the Company has incurred substantial operating losses, resulting in a deficiency in stockholder's equity. As further discussed in Note 1, on August 19, 1996, Galveston's Steakhouse Corp. ("Galveston's") purchased all the assets of the Company. Under the new ownership of Galveston's, the Company continued to incur operating losses during the period from August 19, 1996 through December 31, 1996. Galveston's has plans to raise approximately $5 million to $6 million of additional capital through a public offering of its common stock. There can be no assurance that Galveston's will be successful in raising sufficient capital to meet its needs and even if it does raise additional capital, there can be no assurance that it will achieve successful operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
January 16, 1998

                        TLC RESTAURANT MANAGEMENT CORP.
                       BALANCE SHEET -- DECEMBER 30, 1995

                                     ASSETS

          CURRENT ASSETS:
               Cash...................................................   $     6,367
               Inventories............................................        30,511
               Prepaid expenses.......................................         2,757
               Other current assets...................................         3,975
                                                                         -----------
                    Total current assets..............................        43,610
                                                                         -----------

          PROPERTY AND EQUIPMENT:
               Furniture, fixtures and equipment......................       561,232
               Leasehold improvements.................................       471,892
                                                                         -----------
                                                                           1,033,124
               Less--Accumulated depreciation and amortization........    (1,012,827)
                                                                         -----------
                                                                              20,297
                                                                         -----------

          OTHER ASSETS:
               Liquor licenses and other..............................        38,546
                                                                         -----------
                    Total assets......................................   $   102,453
                                                                         -----------
                                                                         -----------

       The accompanying notes are an integral part of this balance sheet.

                        TLC RESTAURANT MANAGEMENT CORP.
                       BALANCE SHEET -- DECEMBER 30, 1995

                     LIABILITIES AND STOCKHOLDER'S DEFICIT

          CURRENT LIABILITIES:
               Note payable.............................................   $   5,619
               Accounts payable.........................................      49,995
               Accrued liabilities......................................      30,642
               Accrued payroll and sales tax............................     202,543
                                                                           ---------
                    Total current liabilities...........................     288,799
                                                                           ---------

          LONG-TERM LIABILITIES:
               Pre-petition liabilities.................................     283,657
               Note payable-officer.....................................     161,749
                                                                           ---------
                    Total long-term liabilities.........................     445,406
                                                                           ---------

          COMMITMENTS AND CONTINGENCIES

          STOCKHOLDER'S DEFICIT:
               Common stock, $.05 par value, 1,000,000 shares
                 authorized, 10,000 shares issued and outstanding.......         500
               Paid-in capital..........................................     152,660
               Accumulated deficit......................................    (784,912)
                                                                           ---------
                    Total stockholder's deficit.........................    (631,752)
                                                                           ---------
                    Total liabilities and stockholder's deficit.........   $ 102,453
                                                                           ---------
                                                                           ---------

       The accompanying notes are an integral part of this balance sheet.

                        TLC RESTAURANT MANAGEMENT CORP.
                  STATEMENTS OF OPERATIONS FOR THE PERIOD FROM
                   DECEMBER 31, 1995 THROUGH AUGUST 18, 1996
                      AND THE YEAR ENDED DECEMBER 30, 1995

                                                                    1996            1995
                                                                 ----------      ----------
     REVENUES.................................................   $1,096,262      $2,063,364
                                                                 ----------      ----------

     RESTAURANT COSTS:
          Food and beverage...................................      340,556         600,244
          Payroll.............................................      457,182         780,365
          Direct operating....................................      324,910         698,569
          Depreciation and amortization.......................       21,890          87,031
                                                                 ----------      ----------
                                                                  1,144,538       2,166,209
                                                                 ----------      ----------
                                                                    (48,276)       (102,845)

     OTHER INCOME (EXPENSES):
          General and administrative expenses.................     (103,271)       (408,179)
          Other...............................................        1,312           2,110
                                                                 ----------      ----------
     Operating Loss...........................................     (150,235)       (508,914)
          Interest expense....................................      (10,459)        (11,605)
                                                                 ----------      ----------

     NET LOSS.................................................   $ (160,694)     $ (520,519)
                                                                 ----------      ----------
                                                                 ----------      ----------

     NET LOSS PER SHARE.......................................   $   (16.07)     $   (52.05)
                                                                 ----------      ----------
                                                                 ----------      ----------

     WEIGHTED AVERAGE SHARES OUTSTANDING......................       10,000          10,000
                                                                 ----------      ----------
                                                                 ----------      ----------

        The accompanying notes are an integral part of these statements.

                        TLC RESTAURANT MANAGEMENT CORP.
                       STATEMENT OF STOCKHOLDER'S DEFICIT
                     FOR THE PERIOD FROM DECEMBER 31, 1995
                            THROUGH AUGUST 18, 1996
                      AND THE YEAR ENDED DECEMBER 30, 1995

                                                COMMON STOCK
                                             -------------------    ADDITIONAL
                                             NUMBER OF               PAID-IN      ACCUMULATED
                                              SHARES      AMOUNT     CAPITAL        DEFICIT        TOTAL
                                             ---------    ------    ----------    -----------    ---------

BALANCE, December 31, 1994................     10,000      $500      $152,660      $(264,393)    $(111,233)
  Net loss................................         --        --            --       (520,519)     (520,519)
                                              -------      ----      --------      ---------     ---------

BALANCE, December 30, 1995................     10,000       500       152,660       (784,912)     (631,752)
  Net loss................................         --        --            --       (160,694)     (160,694)
                                              -------      ----      --------      ---------     ---------

BALANCE, August 18, 1996..................     10,000      $500      $152,660      $(945,606)    $(792,446)
                                              -------      ----      --------      ---------     ---------
                                              -------      ----      --------      ---------     ---------

         The accompanying notes are an integral part of this statement.

                        TLC RESTAURANT MANAGEMENT CORP.
                  STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM
                   DECEMBER 31, 1995 THROUGH AUGUST 18, 1996
                      AND THE YEAR ENDED DECEMBER 30, 1995

                                                                     1996           1995
                                                                   ---------      ---------
    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss..................................................   $(160,694)     $(520,519)
      Adjustments to reconcile net loss to net cash used in
      operating activities:
           Depreciation and amortization........................      21,890         87,031
           (Increase) decrease in:
              Accounts receivable...............................          --         77,251
              Inventories.......................................         987         30,811
              Prepaid expenses..................................      (6,670)         6,598
              Other current assets..............................       2,143         (3,975)
              Liquor licenses and other.........................          --         65,449
           Increase (decrease) in:
              Accounts payable..................................      18,421         12,596
              Accrued liabilities...............................      15,446         (3,277)
              Accrued payroll and sales tax.....................     131,765        185,256
              Pre-petition liabilities..........................          --         (4,739)
                                                                   ---------      ---------
                Net cash provided by (used in) operating
                activities......................................      23,288        (67,518)
                                                                   ---------      ---------

    CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of property and equipment.......................          --         (5,404)
      Purchase of leasehold improvements........................          --         (2,371)
                                                                   ---------      ---------
                Net cash used in investing activities...........          --         (7,775)

    CASH FLOWS FROM FINANCING ACTIVITIES:
      Decrease in note payable..................................      (3,567)        (5,363)
      (Decrease) increase in note payable-officer...............     (13,933)        73,634
                                                                   ---------      ---------
                Net cash provided by (used in) financing
                activities......................................     (17,500)        68,271
                                                                   ---------      ---------

    NET INCREASE (DECREASE) IN CASH.............................       5,788         (7,022)
    CASH, beginning of year.....................................       6,367         13,389
                                                                   ---------      ---------

    CASH, end of year...........................................   $  12,155      $   6,367
                                                                   ---------      ---------
                                                                   ---------      ---------

        The accompanying notes are an integral part of these statements.

                        TLC RESTAURANT MANAGEMENT CORP.

    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the year for --
         Interest...............................................   $  10,459      $  11,605
         Income taxes...........................................   $      --      $      --

        The accompanying notes are an integral part of these statements.

                        TLC RESTAURANT MANAGEMENT CORP.
                         NOTES TO FINANCIAL STATEMENTS
                     AUGUST 18, 1996 AND DECEMBER 30, 1995

1.  COMPANY BACKGROUND AND RISK FACTORS

     TLC Restaurant Management Corp. (the "Company"), a California corporation, was organized on March 25, 1987. The Company owns and operates two Texas Loosey's restaurants located in Fullerton and Torrance, California. Texas Loosey's is a casual dining restaurant with a wide variety of menu choices, ranging from mexican dishes to steak dinners.

     On August 19, 1996, Galveston's Steakhouse Corp., purchased substantially all of the assets of the Company and certain intangible assets for a purchase price of $1,520,000. The operating results of the restaurants through August 18, 1996, are included in the accompanying financial statements. The operating results of the two restaurants from August 19, 1996 through December 31, 1996, are included in the Galveston's Steakhouse Corp. financial statements.

     The Company has incurred operating losses of $160,694 and $520,519 for the period from December 31, 1995 through August 18, 1996 and the year ended December 30, 1995, respectively, and has an accumulated deficit of $784,912 at December 30, 1995. Additionally, the Company has negative working capital of $245,189 at December 30, 1995. Under the new ownership of Galveston's, the Company continued to incur operating losses during the period from August 19, 1996 through December 31, 1996. Galveston's has plans to raise approximately $5 million to $6 million of additional capital through a public offering of its common stock. There can be no assurance that Galveston's will be successful in raising sufficient capital to meet its needs and even if it does raise additional capital, there can be no assurance that it will achieve successful operations.

     Both of the Company's restaurants are located in Southern California and are therefore susceptible to fluctuations in their business caused by adverse economic conditions or other conditions in that region. The Company operates in a highly competitive industry. Many of the Company's competitors have been in existence longer than the Company, have a more established market presence and have substantially greater financial, marketing, and other resources than the Company, which may give them certain competitive advantages.

     These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Fiscal Year-End

         The Company reports its operations on a 52-53 week fiscal year ending on the Sunday closest to December 31.

b.  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

c.  Cash and Cash Equivalents

         Cash and cash equivalents consist of cash on hand and in banks and credit card receivables. Credit card receivables are considered cash equivalents because of their short collection period. The carrying amount of credit card receivables approximates their fair value.

                        TLC RESTAURANT MANAGEMENT CORP.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

d.  Inventories

         Inventories, consisting principally of food, beverages and restaurant supplies, are valued at the lower of cost (first-in, first-out) or market.

e.  Property and Equipment

         Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the improvements or the remaining lease term.

f.  Liquor License and Other Assets

         Liquor licenses and other assets consist of the Company's liquor licenses for the Fullerton and Torrance restaurants and miscellaneous rent deposits.

g.  Pre-petition Liabilities

         Pre-petition liabilities represent the remaining liabilities of the Company after its 1993 bankruptcy filing.

h.  New Accounting Pronouncements

         The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" on December 31, 1995. This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this standard did not have a material effect on the financial statements.

3.  COMMITMENTS

     Texas Loosey's leases its Torrance and Fullerton facilities under operating leases. These leases mature at various dates through 2004. Both the Torrance and Fullerton leases have two five year options to renew. For the year ended December 30, 1995, total rental expense, including associated common area maintenance charges, was $182,188.

     Future minimum lease payments for facilities under noncancellable operating leases are as follows:

          Year ending:
          December 29, 1996..........................................     $  185,000
          December 28, 1997..........................................        174,000
          December 27, 1998..........................................        164,000
          December 26, 1999..........................................        166,000
          December 31, 2000..........................................        100,000
          Thereafter.................................................        293,000
                                                                          ----------
                                                                          $1,082,000
                                                                          ----------
                                                                          ----------

     In addition, the Company leases certain minor equipment under operating leases.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                            ------------------------
                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary...................       3
Risk Factors.........................       6
Dilution.............................      13
Use of Proceeds......................      14
Capitalization.......................      15
Dividend Policy......................      16
Management's Discussion and Analysis
  or Plan of Operation...............      16
Business.............................      21
Management...........................      26
Certain Transactions.................      31
Principal Stockholders...............      32
Description of Securities............      32
Shares Eligible for Future Sale......      34
Underwriting.........................      35
Legal Matters........................      37
Experts..............................      37
Additional Information...............      37
Index to Financial Statements........     F-1


                            ------------------------
UNTIL MARCH 24, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


------------------------------------------------------
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------------------------------------------------------
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                                1,250,000 SHARES

                                  GALVESTON'S
                                STEAKHOUSE CORP.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                          WILLIAM SCOTT & CO., L.L.C.


                            HORNBLOWER & WEEKS, INC.

                               FEBRUARY 27, 1998

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